Exhibit (a)(1)(i)
Amended and Restated Offering Circular
TARRAGON CORPORATION
OFFER TO CONVERT
Any and All Outstanding
8.00% Senior Convertible Notes due 2009
to Shares of Common Stock
CUSIP No. 876287 AC 7
CUSIP No. 876287 AE 3

     We are offering to pay a cash premium, plus accrued and unpaid interest up to, but excluding, the expiration date of the offer to convert, if holders of outstanding 8.00% convertible notes, referred to in this offering circular as the “convertible notes,” agree to convert their convertible notes into shares of our common stock, $0.01 par value per share, referred to in this offering circular as our “common stock,” pursuant to the terms of the convertible notes and upon the terms and subject to the conditions described in this offering circular and the accompanying letter of transmittal. As of the date of this offering circular, $60 million in aggregate principal amount of convertible notes is outstanding. Convertible notes currently are convertible at a rate of 81.6993 shares of our common stock for each $1,000 principal amount of convertible notes, which is equivalent to a conversion price of approximately $12.24 per share of our common stock.
     Holders of convertible notes, sometimes referred to in this offering circular as “noteholders,” who tender convertible notes for conversion on or prior to the expiration date of the offer to convert will be entitled to receive (1) 81.6993 shares of our common stock issuable upon conversion of the convertible notes in accordance with their terms, (2) $80 in cash for each $1,000 principal amount of convertible notes validly tendered for conversion and not properly withdrawn and (3) accrued and unpaid interest up to, but excluding, the expiration date of the offer to convert, payable in cash (or $35 in cash in accrued and unpaid interest for each $1,000 principal amount of convertible notes assuming the offer to convert expires as scheduled on August 23, 2005).
     The offer to convert will expire on August 23, 2005 at 5:00 p.m., New York City time, unless extended or otherwise terminated by us, that date and time, as it may be extended, referred to in this offering circular as the “expiration date.” You may withdraw convertible notes that you tender for conversion at any time before the offer to convert expires. In addition, you may withdraw any previously tendered convertible notes if we have not accepted them for conversion within 40 business days from the commencement of the offer to convert on July 18, 2005.
     Shares of our common stock are quoted on the Nasdaq National Market under the symbol “TARR,” and the last reported sale price of our common stock on August 8, 2005, was $23.79.

     Conversion of your convertible notes and an investment in our common stock involves risks. See “Risk Factors” on page 13 for a discussion of issues that you should consider with respect to the offer to convert.

     You must make your own decision whether to tender any convertible notes for conversion in the offer to convert and, if you tender, the principal amount of convertible notes to tender. We do not make any recommendation as to whether noteholders should tender their convertible notes for conversion in the offer to convert.
     Persons that hold convertible notes and that wish to participate in the offer to convert must follow the procedures described under “The Offer to Convert—Procedures for Tendering Convertible Notes.”
     The conversion agent for the offer to convert is U.S. Bank National Association. Questions or requests for assistance may be directed to us or the conversion agent at the addresses listed on the back cover of this offering circular. Additional copies of this offer to convert may be obtained from such contact person.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this offering circular. Any representation to the contrary is a criminal offense.

The date of this amended and restated offering circular is August 9, 2005.

REFERENCES TO ADDITIONAL INFORMATION
     This offering circular incorporates important business and financial information about us that is not included in or delivered with this offering circular. Noteholders may obtain documents that we file with the Securities and Exchange Commission, referred to in this offering circular as the “Commission,” and that are incorporated by reference into this offering circular free of charge by requesting the documents, in writing or by telephone, from us at:
Tarragon Corporation
Attn: Investor Relations
1775 Broadway, 23rd Floor
New York, NY 10019
Telephone: (212) 949-5000
     If you would like to request copies of these documents, please do so by August 16, 2005 in order to receive them before the expiration of the offer to convert. See “Where You Can Find More Information.” In the event the offer to convert is extended, you must submit your request at least five business days before the expiration date, as extended.
TABLE OF CONTENTS

Summary of The Offer to Convert	1
Questions and Answers About the Offer to Convert	6
Risk Factors	13
Forward-Looking Statements	24
Company Overview	25
Capitalization	26
Selected Consolidated Financial Data	27
Ratio of Earnings to Fixed Charges	30
Use of Proceeds	31
Market for Tarragon Common Stock	31
The Offer to Convert	32
Restricted Common Stock; Registration Rights	40
Description of Capital Stock	42
Comparison of Rights Between Our Convertible Notes and Our Common Stock	49
Material U.S. Federal Income Tax Consequences	51
Interests of Directors and Officers	55
Financial Advisor	55
Where You Can Find More Information	55
Incorporation by Reference	55
Miscellaneous	56
Annex A – Notice of Conversion
Exhibit 1 – Tarragon Corporation Annual Report on Form 10-K, as amended, for the year ended December 31, 2004
Exhibit 2 – Tarragon Corporation Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005

     The offer to convert is not being made to (nor will tenders of convertible notes be accepted for conversion from or on behalf of) noteholders in any jurisdiction in which the making of the offer to convert is not in compliance with applicable laws of such jurisdiction.
     You should rely only on the information contained in and incorporated by reference into this offering circular. Neither Tarragon Corporation nor the conversion agent has authorized any dealer, salesman or other person to give you any information or make any representation about the offer to convert or our business other than those contained in or incorporated by reference into this offering circular. You must not rely upon any information or representation not set forth in or incorporated by reference into this offering circular as if we had authorized it. This offering circular does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does this offering circular constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information appearing in this offering circular and the documents incorporated by reference herein are accurate only as of the dates of this offering circular or of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
 i

SUMMARY OF THE OFFER TO CONVERT
     This summary term sheet highlights selected information we have included in or incorporated by reference into this offering circular. Because this is only a summary, it does not contain all the information that may be important to you. For a more complete understanding of this offer to convert, we encourage you to read this entire offering circular and the documents incorporated by reference herein, including the letter of transmittal. You should also carefully consider the matters discussed under “Risk Factors.” For further information regarding Tarragon Corporation, please see the information we have included with this offering circular and refer to the section of this offering circular entitled “Where You Can Find More Information.”
     All references to “Tarragon Corporation,” “Tarragon,” the “Company,” “we,” “our,” “ours” and “us” and similar terms are to Tarragon Corporation, formerly Tarragon Realty Investors, Inc., together with its predecessors and subsidiaries, unless the context otherwise requires.

Offeror	Tarragon Corporation.

Securities Subject to the Offer to Convert
Any and all outstanding 8.00% convertible senior notes due 2009. We issued $50 million aggregate principal amount of convertible notes on September 16, 2004 and an additional $12 million aggregate principal amount of convertible notes on November 19, 2004. As of the date of this offering circular, $60 million in aggregate principal amount of convertible notes is outstanding. Noteholders may only tender in integral multiples of $1,000 principal amount of the convertible notes.

Offer to Convert	We are offering to pay a cash premium, plus accrued and unpaid interest up to, but excluding, the expiration date, if holders of outstanding convertible notes agree to convert their convertible notes into shares of our common stock, pursuant to the terms of the convertible notes and upon the terms and subject to the conditions described in this offering circular and the accompanying letter of transmittal. Convertible notes currently are convertible at a rate of 81.6993 shares of our common stock for each $1,000 principal amount of convertible notes, which is equivalent to a conversion price of approximately $12.24 per share of our common stock.

Noteholders who tender convertible notes for conversion on or prior to the expiration date will be entitled to receive (1) 81.6993 shares of our common stock issuable upon conversion of the convertible notes in accordance with their terms, (2) $80 in cash for each $1,000 principal amount of convertible notes validly tendered for conversion and not properly withdrawn and (3) accrued and unpaid interest up to, but excluding, the expiration date, payable in cash (or $35 in cash in accrued and unpaid interest for each $1,000 principal amount of convertible notes assuming the offer to convert expires as scheduled on August 23, 2005).

Fractional shares of our common stock will not be issued in the offer to convert and cash will be paid in lieu of any fractional shares based on the closing price of our common stock on the last day of the offer to convert. See “The Offer to Convert—Terms of the Offer to Convert.”

Purpose of the Offer to Convert
We believe that the issuance of our common stock upon conversion of the convertible notes would increase the liquidity of our common stock and improve our capitalization on a consolidated basis by increasing our outstanding stockholders’ equity. In addition, the consummation of this transaction would enable us to reduce our outstanding debt and interest expense, which would provide us with increased financial flexibility. We believe that the proposed changes to our capital structure may also provide us with greater access to the capital markets and enable us to capitalize on opportunities for future growth. See “The Offer to Convert—Purpose of the Offer to Convert.”

Expiration Date	The offer to convert will expire at 5:00 p.m., New York City time, on August 23, 2005, unless extended or earlier terminated by us. If the offer to convert is extended, amended or terminated, we will promptly issue a press release or another form of public announcement, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. See “The Offer to Convert—Extension, Delay in Acceptance, Amendment or Termination.”

Conditions to the Offer to Convert	The offer to convert is subject to certain customary conditions, including, without limitation and subject to applicable law, at any time and from time to time in our reasonable judgment:
•	the absence of any determination by the Commission that the offer to convert violates any law, rule or interpretation of the Commission;

•	the absence of any injunction or other pending or threatened action or proceeding materially adverse to our business or that impairs our ability to complete the offer to convert;

•	the absence of any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs; or

•	any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets.

The offer to convert is not conditioned upon any minimum principal amount of convertible notes being tendered for conversion. We currently expect that each of the conditions will be satisfied and that no waiver of any condition will be necessary. See “The Offer To Convert—Conditions to the Offer to Convert.”

Restricted Common Stock; Registration Rights Agreements

The issuance of our common stock upon conversion of the convertible notes is exempt from the registration requirements of the Securities Act of 1933, referred to in this offering circular as the “Securities Act,” pursuant to Section 3(a)(9) thereof. As a result, we are not required to have an effective registration statement on file with the Commission to register the issuance of our common stock upon conversion of the convertible notes.

Your ability to transfer the common stock that you will receive upon conversion of the convertible notes will initially be restricted. A noteholder may offer, resell, pledge or otherwise transfer any of the convertible notes or shares of our common stock issuable upon the conversion of convertible notes, referred to in this offering circular as “registrable securities,” only in accordance with any applicable securities laws of the United States.

In this regard, we entered into registration rights agreements, referred to in this offering circular as the “registration rights agreements,” on September 16, 2004 and November 19, 2004, pursuant to which we filed a shelf registration statement with the Commission, referred to in this offering circular as the “shelf registration statement,” in connection with the initial resale of the registrable securities. The shelf registration statement was declared effective under the Securities Act on January 24, 2005.

If you elect to sell shares of our common stock received upon conversion of the convertible notes pursuant to the shelf registration statement, you must:
•	be named as a selling stockholder in the prospectus that is a part of the shelf registration statement, referred to in this offering circular as the “resale prospectus,” or a prospectus supplement;

•	deliver a resale prospectus to purchasers as required by applicable securities laws; and

•	otherwise comply with applicable provisions of the registration rights agreements.

In addition, you may also be able to sell shares of our common stock received upon conversion of the convertible notes pursuant to a public sale under Rule 144 of the Securities Act, or by any similar provision then in force.

Under Rule 144(k), a person who is not deemed to have been one of our “affiliates” at any time during the 90 days preceding a sale, and who has beneficially owned registrable securities proposed to be sold for at least two years, including the holding period of any prior owner other than an “affiliate,” is entitled to sell those registrable securities without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

We will use our reasonable best efforts to keep the shelf registration statement effective until all of the registrable securities have been sold pursuant to the shelf registration statement or the expiration of the required holding period under Rule 144(k) under the Securities Act, or any successor provision, whichever is sooner.

The registrable securities will, until the expiration of the applicable holding period set forth in Rule 144(k) of the Securities Act or until they are transferred in a transaction registered under the Securities Act pursuant to an effective registration statement, including the shelf registration statement, bear a legend setting forth the applicable transfer restrictions. See “Restricted Common Stock; Registration Rights.”

Termination of the Offer to Convert
We expressly reserve the right to terminate the offer to convert if any condition to the offer is not satisfied at any time prior to the expiration date. See “The Offer to Convert—Extension, Delay in Acceptance, Amendment or Termination.”

Consequences of Failure to Convert Your Convertible Notes

Convertible notes not tendered in the offer to convert will remain outstanding after the consummation of the offer to convert, provided that, under specified circumstances, we may redeem any of the convertible notes, at our option, in whole or in part, on or after September 16, 2007 at 100% of the principal amount of convertible notes, plus accrued and unpaid interest. Noteholders will continue to have the same rights under the convertible notes as they are entitled to today. If we complete the offer to convert and thereby reduce the aggregate principal amount of outstanding convertible notes, the liquidity of your convertible notes may be adversely affected.

Procedures for Tendering Outstanding Convertible Notes

If you beneficially own convertible notes that are held in the name of a broker or other nominee and wish to tender such convertible notes for conversion, you should promptly instruct your broker or other nominee to tender on your behalf. To tender convertible notes for conversion, U.S. Bank National Association, the conversion agent, must receive, prior to the expiration date, the convertible notes or a timely confirmation of book-entry transfer through Deposit Withdrawal at Custodian, referred to in this offering circular as “DWAC withdrawal,” of such convertible notes, and a properly completed notice of conversion and letter of transmittal.

Please do not send your letter of transmittal, notice of conversion or convertible notes to us. You should send these documents only to the conversion agent. You should direct any information requests or questions regarding how to tender your outstanding convertible notes to the conversion agent. See “The Offer To Convert—Procedures for Tendering Convertible Notes.”

Acceptance of Convertible Notes
Assuming we have not previously elected to terminate the offer to convert as a result of the failure of any condition of the offer, upon satisfaction or waiver of all of the conditions to the offer to convert, we will promptly accept any and all of our $60 million in aggregate principal amount of convertible notes that are validly tendered and not properly withdrawn in the offer to convert prior to 5:00 p.m., New York City time, on the expiration date. We will issue (or cause to be issued) the shares of our common stock, and we will pay the cash portion of the consideration, including accrued and unpaid interest up to, but excluding, the expiration date, promptly after acceptance of the convertible notes for conversion. For purposes of the conversion and the cash portion of the consideration, we will be deemed to have accepted validly tendered convertible notes for conversion when, as and if we have given oral or written notice of our acceptance of the convertible notes to the conversion agent. Payment of the cash portion of the consideration will be promptly administered by the conversion agent. See “The Offer To Convert—Acceptance of Convertible Notes for Conversion; Delivery of Cash and Shares of our Common Stock.”

If we decide not to accept your convertible notes as a result of the failure of any condition to the offer or an invalid tender, the convertible notes not accepted by us for conversion will be returned to you, at our expense, promptly after the expiration or termination of the offer to convert. In the case of convertible notes tendered by book-entry transfer through DWAC withdrawal, any properly withdrawn or unaccepted convertible notes will be credited to your account at The Depository Trust Company, referred to in this offering circular as “DTC.”

Withdrawal Rights	You may withdraw convertible notes that you tender for conversion at any time before the offer to convert expires. In addition, you may withdraw any previously tendered convertible notes if we have not accepted them for conversion within 40 business days from the commencement of the offer to convert. See “The Offer To Convert—Withdrawal Rights.”

United States Federal Income Tax Consequences

The tax treatment of U.S. holders that participate in the offer to convert is uncertain. While it is well established that a U.S. holder of our convertible notes would not recognize income, gain or loss upon converting the convertible notes solely into the number of shares of our common stock provided for under the notes’ terms, no authority addresses whether the holders’ simultaneous receipt, pursuant to the offer to convert, of $80 cash for each $1,000 principal amount of convertible notes and accrued interest on the convertible notes in addition to those shares would cause this general rule not to apply. While the matter is not free from doubt, we intend to take the position that the receipt of shares of our common stock pursuant to the offer to convert will not be taxable and that the receipt of cash will be taxable. For more information, please see the section of this offering circular entitled “Material U.S. Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from this offer to convert.

Brokerage Commissions	No commissions are payable by noteholders to U.S. Bank National Association, the conversion agent. If you hold your convertible notes through a broker, bank or other nominee, and your broker tenders convertible notes on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Market Price and Trading	The convertible notes are not listed on any national securities exchange, but are eligible for trading in the PORTAL Market. Shares of our common stock are quoted on the Nasdaq National Market under the symbol “TARR,” and the last reported sale price per share of our common stock on August 8, 2005 was $23.79 per share.

Conversion Agent	The conversion agent for the offer to convert is U.S. Bank National Association. The address, telephone and facsimile number of the conversion agent is set forth in “The Offer to Convert—The Conversion Agent,” on the back cover of this offering circular and in the letter of transmittal.

Regulatory Approvals	We are not aware of any other material regulatory approvals necessary to complete this offer to convert, other than our obligation to file a Schedule TO with the Commission and otherwise comply with applicable securities laws.

No Appraisal Rights	No appraisal rights are available to noteholders in connection with the offer to convert.

Further Information	If you have questions regarding the terms of the offer to convert, please contact us. If you have questions regarding the procedures for tendering into the offer to convert, require additional offer to convert materials or require assistance in tendering your convertible notes, please contact the conversion agent. The contact information for us and the conversion agent is set forth on the back cover of this offering circular.

QUESTIONS AND ANSWERS ABOUT THE OFFER TO CONVERT
     For your convenience, please find attached additional detail on the offer to convert in a question and answer format, including the purpose of the offer to convert and additional detail on the procedures for electing to convert your convertible notes.
Who is making the offer to convert?
     Tarragon Corporation, the issuer of the convertible notes, is offering to pay a cash premium, plus accrued and unpaid interest up to, but excluding, the expiration date, if holders of outstanding convertible notes agree to convert their convertible notes into shares of our common stock.
What securities are the subject of the offer to convert?
     The securities that are the subject of the offer to convert are our 8.00% convertible senior notes due 2009. We issued $50 million aggregate principal amount of convertible notes on September 16, 2004 and an additional $12 million aggregate principal amount of convertible notes on November 19, 2004. As of the date of this offering circular, $60 million in aggregate principal amount of convertible notes is outstanding.
What is the purpose of the offer to convert?
     We believe that the issuance of our common stock upon conversion of the convertible notes would increase the liquidity of our common stock and improve our capitalization on a consolidated basis by increasing our outstanding stockholders’ equity. In addition, the consummation of this transaction would enable us to reduce our outstanding debt and interest expense, which would provide us with increased financial flexibility. We believe that the proposed changes to our capital structure may also provide us with greater access to the capital markets and enable us to capitalize on opportunities for future growth.
What is the market value of the convertible notes?
     The convertible notes are not listed on any national securities exchange, but are eligible for trading in the Private Offering, Resale and Trading Automated Linkages (PORTALSM) Market, referred to in this offering circular as the “PORTAL Market.” We believe that trading in the convertible notes has been limited and sporadic.
What is the recent market price of our common stock into which the convertible notes are convertible?
     Shares of our common stock are quoted on the Nasdaq National Market under the symbol “TARR,” and the last reported sale price per share of our common stock on August 8, 2005 was $23.79. Convertible notes currently are convertible at a rate of 81.6993 shares of our common stock for each $1,000 principal amount of convertible notes, which is equivalent to a conversion price of approximately $12.24 per share of our common stock.
What will I receive in the offer to convert if I tender convertible notes and they are accepted?
     Noteholders who tender convertible notes for conversion on or prior to the expiration date will be entitled to receive (1) 81.6993 shares of our common stock issuable upon conversion of the convertible notes in accordance with their terms, (2) $80 in cash for each $1,000 principal amount of convertible notes validly tendered for conversion and not properly withdrawn and (3) accrued and unpaid interest up to, but excluding, the expiration date, payable in cash (or $35 in cash in accrued and unpaid interest for each $1,000 principal amount of convertible notes assuming the offer to convert expires as scheduled on August 23, 2005).
How does the cash payment I will receive if I tender convertible notes compare to the payments I would receive on convertible notes if I do not tender?
     If you do not participate in the offer to convert, you will receive interest payments of 8% per annum, payable semi-annually in arrears on each September 15 and March 15 and will continue to have the right to convert your convertible notes in accordance with their terms; however, you will not be entitled to receive the cash portion of the consideration to be paid upon consummation of the offer to convert. If, however, you participate in the offer to convert and we accept your validly tendered convertible notes for conversion, in addition to 81.6993 shares of our common stock issuable upon conversion of the convertible notes in accordance with their terms, you will receive $80 in cash for each $1,000 principal amount of convertible notes validly tendered for conversion and not properly withdrawn and accrued and unpaid interest up to, but excluding, the expiration date, payable in cash (or $35 in cash in accrued and unpaid interest for each $1,000 principal amount of convertible notes assuming the offer to convert expires as scheduled on August 23, 2005). If you participate in the offer to convert, you will no longer be entitled to semi-annual interest payments on your convertible notes after the consummation of the offer to convert.
How will fluctuations in the trading price of our common stock affect the amount I will receive if I tender convertible notes?
     Noteholders tendering in the offer to convert will be entitled to receive (1) 81.6993 shares of our common stock issuable upon conversion of the convertible notes in accordance with their terms, (2) $80 in cash for each $1,000 principal amount of convertible notes validly tendered for conversion and not properly withdrawn and (3) accrued and unpaid interest up to, but excluding, the expiration date, payable in cash (or $35 in cash in accrued and unpaid interest for each $1,000 principal amount of convertible notes assuming the offer to convert expires as scheduled on August 23, 2005), regardless of any fluctuation in the trading price of our common stock. If the market price of our common stock declines, the value of the shares of common stock you will receive will decline. The trading value of our common stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally, many of which are beyond our control.
Do you have the financial resources to make payment?
     We will need approximately $7.4 million in cash to consummate the offer to convert, including the cash premium, plus accrued and unpaid interest up to, but excluding, the expiration date, and estimated fees and expenses incurred in connection with the consummation of the offer to convert. As of June 30, 2005, we had on hand approximately $25.2 million of cash and cash equivalents. We will use some of this cash on hand to finance the costs of the offer to convert. See “Capitalization.”
If I tender my convertible notes, will I receive the interest payments that are payable on September 15, 2005?
     No. If your convertible notes are validly tendered and accepted for conversion, you will receive accrued and unpaid interest up to, but excluding, the expiration date, payable in cash, but will thereafter lose your right to receive future interest payments with respect to your convertible notes to be made after completion of the offer to convert. Assuming we accept $60 million in aggregate principal amount of outstanding convertible notes on August 23, 2005, we will pay an aggregate cash amount of $2.1 million with respect to accrued and unpaid interest on the outstanding convertible notes.
When will I receive the consideration for tendering my convertible notes in the offer to convert?
     Assuming we have not previously elected to terminate the offer to convert as a result of the failure of any condition to the offer upon satisfaction or waiver of all of the conditions to the offer to convert, we will promptly accept any and all of the $60 million in aggregate principal amount of convertible notes that are validly tendered for conversion and not properly withdrawn in the offer to convert prior to 5:00 p.m., New York City time, on the expiration date. We will issue (or cause to be issued) the shares of our common stock and we will pay the cash portion of the consideration, including accrued and unpaid interest up to, but excluding, the expiration date, promptly after acceptance of the convertible notes for conversion. For purposes of the offer to convert and the payment of the cash portion of the consideration, we will be deemed to have accepted validly tendered convertible notes for conversion when, as and if we have given oral or written notice of our acceptance of the convertible notes to the conversion agent. Payment of the cash portion of the consideration will be administered promptly by the conversion agent. See “The Offer to Convert—Acceptance of Convertible Notes for Conversion; Delivery of Cash and Shares of our Common Stock.”

Will the common stock I receive upon conversion of the convertible notes be freely tradable?
     Our common stock that you will receive upon conversion of the convertible notes will initially be restricted. A noteholder may offer, resell, pledge or otherwise transfer any of the convertible notes or shares of our common stock issuable upon the conversion of convertible notes only in accordance with applicable securities laws of the United States.
     In this regard and pursuant to the registration rights agreements, we filed the shelf registration statement in connection with the initial resale of the registrable securities. The shelf registration statement was declared effective under the Securities Act on January 24, 2005.
     If you elect to sell shares of our common stock received upon conversion of the convertible notes pursuant to the shelf registration statement you must:
•	be named as a selling stockholder in the resale prospectus or a prospectus supplement;

•	deliver a resale prospectus to purchasers as required by applicable securities laws; and

•	otherwise comply with applicable provisions of the registration rights agreements.
     In addition, you may also be able to sell shares of our common stock received upon conversion of the convertible notes pursuant to a public sale under Rule 144 of the Securities Act, or by any similar provision then in force.
     Under Rule 144(k), a person who is not deemed to have been one of our “affiliates” at any time during the 90 days preceding a sale, and who has beneficially owned registrable securities proposed to be sold for at least two years, including the holding period of any prior owner other than an “affiliate,” is entitled to sell those registrable securities without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.
     We will use our reasonable best efforts to keep the shelf registration statement effective until all of the registrable securities have been sold pursuant to the shelf registration statement or the expiration of the required holding period under Rule 144(k) under the Securities Act, or any successor provision, whichever is sooner.
     The registrable securities will, until the expiration of the applicable holding period set forth in Rule 144(k) of the Securities Act or until they are transferred in a transaction registered under the Securities Act pursuant to an effective registration statement, including the shelf registration statement, bear a legend setting forth the applicable transfer restrictions. See “Restricted Common Stock; Registration Rights.”
What are our obligations under the registration rights agreements?
     We have fulfilled specified obligations of ours under the registration rights agreements by filing the shelf registration statement on December 15, 2004 and causing the shelf registration statement to be declared effective by the Commission on January 24, 2005. We intend to comply with our obligations under the registration rights agreements by using our reasonable best efforts to keep the shelf registration statement effective until all of the convertible notes or the shares of our common stock issuable upon conversion of the convertible notes have been sold pursuant to the shelf registration statement or the expiration of the required holding period under Rule 144(k) under the Securities Act, or any successor provision, whichever is sooner. We may suspend the use of the resale prospectus that is a part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. Any suspension period shall not exceed an aggregate of 60 days in any 12-month period.
Can I still convert my convertible notes into shares of your common stock if I do not participate in the offer to convert?
     Yes. However, if you do not exercise your conversion rights prior to the expiration date, you will not receive the cash portion of the consideration. Convertible notes are currently convertible at a rate of 81.6993 shares of our common stock for each $1,000 principal amount of convertible notes, which is equivalent to a conversion price of approximately $12.24 per share of our common stock. Shares of our common stock are quoted on the Nasdaq National Market under the symbol “TARR,” and the last reported sale price per share of our common stock on August 8, 2005 was $23.79. The number of shares of our common stock being offered in the offer to convert for your convertible notes is the same number of shares of our common stock that you would receive if you exercised your conversion rights.
If the offer to convert is consummated and I do not participate in the offer to convert or I do not tender all of the convertible notes that I hold in the offer to convert, how will my rights and obligations under my convertible notes be affected?
     Convertible notes not tendered in the offer to convert will remain outstanding after the consummation of the offer to convert provided that, under specified circumstances, we may redeem any of the convertible notes, at our option, in whole or in part, on or after September 16, 2007 at 100% of the principal amount of convertible notes, plus accrued and unpaid interest. Noteholders will continue to have the same rights under the convertible notes as they are entitled to today. If we complete the offer to convert and thereby reduce the aggregate principal amount of outstanding convertible notes, the liquidity of your convertible notes may be adversely affected.
What do we intend to do with the convertible notes that are tendered in the offer to convert?
     Convertible notes accepted by us in the offer to convert will be converted into shares of our common stock issuable upon conversion of the convertible notes in accordance with their terms. The convertible notes tendered in the offer to convert will be retired and cancelled.
Are any convertible notes held by our directors or officers?
     No. None of our directors or executive officers holds any convertible notes.
Are we making a recommendation regarding whether you should tender your convertible notes in the offer to convert?
     Neither Tarragon nor the conversion agent has made a recommendation to any noteholder, and each is remaining neutral as to whether you should tender your convertible notes in the offer to convert. You must make your own investment decision with regard to the offer to convert based upon your own assessment of the market value of the convertible notes, the likely value of our common stock you would receive in the offer to convert, your liquidity needs and your investment objectives. We urge you to carefully read this offering circular in its entirety, including the information set forth in the section of this offering circular entitled “Risk Factors,” and the other documents incorporated by reference into this offering circular.
Do we have the authority to issue our common stock upon conversion of the convertible notes?
     Yes. Our common stock that we will issue upon conversion of the convertible notes consists of authorized shares of our common stock which we may issue without stockholder approval. The issuance of our common stock upon conversion of the convertible notes is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. As a result, we are not required to have an effective registration statement on file with the Commission to register the issuance of our common stock upon conversion of the convertible notes. Provided that the conditions described under the section of this offering circular entitled “The Offer to Convert—Conditions to the Offer to Convert” have been satisfied, and unless the offer to convert has been terminated, the conversion agent will distribute our common stock to tendering noteholders in satisfaction of the shares of our common stock that the tendering noteholders are entitled to receive upon conversion of their convertible notes. The convertible notes tendered in the offer to convert will be retired and cancelled. Noteholders entitled to receive our common stock issuable upon conversion of the convertible notes will be treated for all purposes as the record holder or holders of our common stock on the expiration date. Promptly thereafter, we will deliver the cash portion of the consideration and our common stock issuable upon conversion of the convertible notes to the conversion agent for distribution. For more information regarding the timing of the issuance of our common stock in the offer to convert, see the section of this offering circular entitled “The Offer to Convert – Acceptance of Convertible Notes for Conversion; Delivery of Cash and Shares of our Common Stock.”
What are the conditions to the offer to convert?
     The offer to convert is subject to certain customary conditions, including, without limitation and subject to applicable law, at any time and from time to time in our reasonable judgment:
•	the absence of any determination by the Commission that the offer to convert violates any law, rule or interpretation of the Commission;

•	the absence of any injunction or other pending or threatened action or proceeding materially adverse to our business or that impairs our ability to complete the offer to convert;

•	the absence of any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs; or

•	any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets.
     The offer to convert is not conditioned upon any minimum principal amount of convertible notes being tendered for conversion. We currently expect that each of the conditions will be satisfied and that no waiver of any condition will be necessary. See “The Offer To Convert—Conditions to the Offer to Convert.”
When does the offer to convert expire?
     The offer to convert will expire at 5:00 p.m., New York City time, on August 23, 2005, unless extended or earlier terminated by us.
Under what circumstances can the offer to convert be extended, amended or terminated?
     We reserve the right to extend the offer to convert for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the offer to convert in any respect prior to the expiration date. Further, we may be required by law to extend the offer to convert if we make a material change in the terms of the offer to convert or in the information contained in this offering circular or waive a material condition to the offer. During any extension of the offer to convert, convertible notes that were previously validly tendered and not properly withdrawn and not accepted for conversion will remain subject to the offer to convert and may, subject to the terms of this offering circular, be accepted for conversion by us. We expressly reserve the right to terminate the offer to convert if any condition to the offer is not satisfied at any time prior to the expiration date. If the offer to convert is terminated, no convertible notes will be accepted for conversion and any convertible notes that have been tendered will be returned to the noteholder. For more information regarding our right to extend, amend or terminate the offer to convert, see the section of this offering circular entitled “The Offer To Convert—Extension, Delay in Acceptance, Amendment or Termination.”
How will I be notified if the offer to convert is extended, amended or terminated?
     If the offer to convert is extended, amended or terminated, we will promptly issue a press release or another form of public announcement, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. For more information regarding notification of extensions, amendments or the termination of the offer to convert, see the section of this offering circular entitled “The Offer To Convert—Extension, Delay in Acceptance, Amendment or Termination.”
What risks should I consider in deciding whether or not to tender convertible notes?
     In deciding whether to participate in the offer to convert, you should carefully consider the discussion of risks and uncertainties affecting the offer to convert, our business and our common stock described in the section of this offering circular entitled “Risk Factors,” and the documents incorporated by reference into this offering circular.
Will you receive any cash proceeds from the offer to convert?
     No. We will not receive any cash proceeds from the offer to convert.
What amount of expenses will you incur to effect the offer to convert?
     If the maximum of $60 million in aggregate principal amount of convertible notes are validly tendered and accepted by us, we expect to incur an aggregate of approximately $7.4 million in cash expenses, including the cash premium, plus accrued and unpaid interest up to, but excluding, the expiration date, and estimated fees and expenses incurred in connection with the offer to convert.
How do I tender convertible notes?
     If you beneficially own convertible notes that are held in the name of a broker or other nominee and wish to tender such convertible notes for conversion, you should promptly instruct your broker or other nominee to tender on your behalf. To tender convertible notes for conversion, U.S. Bank National Association, the conversion agent, must receive, prior to the expiration date, the convertible notes or a timely confirmation of book-entry transfer of such convertible notes through DWAC withdrawal, and a properly completed notice of conversion and letter of transmittal.
     We describe the procedures for tendering convertible notes in more detail in the section of this offering circular entitled “The Offer To Convert—Procedures for Tendering Convertible Notes.”
May I tender only a portion of convertible notes that I hold?
     Yes. You do not have to tender all of your convertible notes for conversion to participate in the offer to convert. However, you may only tender in integral multiples of $1,000 principal amount of the convertible notes.
What happens if the convertible notes are not accepted for conversion?
     If we decide for any reason not to accept your convertible notes, the convertible notes not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the offer to convert. In the case of convertible notes tendered by book-entry transfer through DWAC withdrawal, any properly withdrawn or unaccepted convertible notes will be credited to your account at DTC. For more information, see the section of this offering circular entitled “The Offer To Convert—Acceptance of Convertible Notes for Conversion; Delivery of Cash and Shares of our Common Stock.”
What is the notice of conversion and do I need to execute and deliver a notice of conversion in order to properly tender my convertible notes?
     To be deemed to validly tender convertible notes and participate in the offer to convert, you must properly execute and deliver a completed notice of conversion (in the form attached to this offering circular as Annex A) to the conversion agent no later than 5:00 p.m., New York City time, on the expiration date. The notice of conversion is necessary in order for the conversion agent to properly accept the convertible notes being tendered and to subsequently convert the convertible notes into shares of our common stock. The notice of conversion requires you to provide us with information such as to whom the shares of our common stock should be issued and where the shares of our common stock should be delivered. Signatures on the notice of conversion must be guaranteed by an “eligible guarantor institution” meeting the requirements of the security registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program or such other “signature guarantee program” as may be determined by the security registrar in addition to, or in substitution for, the Security Transfer Agent Medallion Program, all in accordance with the Securities Exchange Act of 1934, referred to in this offering circular as the “Exchange Act.”

May I withdraw previously tendered convertible notes?
     You may withdraw convertible notes that you tender for conversion at any time before 5:00 p.m., New York City time, on the expiration date. In addition, you may withdraw any previously tendered convertible notes if we have not accepted them for conversion within 40 business days from the commencement of the offer to convert. See “The Offer To Convert—Withdrawal Rights.”
How do I withdraw previously tendered convertible notes?
     Any notice of withdrawal must (1) specify the name of the person having deposited the convertible notes to be withdrawn, (2) identify the convertible notes to be withdrawn (including the certificate number or numbers and principal amount of the convertible notes, as applicable) and (3) be signed by the noteholder in the same manner as the original signature on the letter of transmittal by which the convertible notes were tendered and must be guaranteed by an eligible institution. Any questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us, in our sole and absolute discretion. The convertible notes so withdrawn will be deemed not to have been validly tendered for conversion for purposes of the offer to convert. Any convertible notes which have been tendered for conversion but which are withdrawn will be returned to the noteholder without cost to the noteholder as soon as practicable after withdrawal. Properly withdrawn convertible notes may be re-tendered by following one of the procedures described under the section of this offering circular entitled “The Offer To Convert—Procedures for Tendering Convertible Notes” at any time on or prior to the expiration date.
Will I have to pay any fees or commissions if I tender my convertible notes?
     No commissions are payable by noteholders to U.S. Bank National Association, the conversion agent. If you hold your convertible notes through a broker, bank or other nominee, and your broker tenders convertible notes on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.
What are the federal income tax consequences of my participating in the offer to convert?
     The tax treatment of U.S. holders that participate in the offer to convert is uncertain. While it is well established that a U.S. holder of our convertible notes would not recognize income, gain or loss upon converting the convertible notes solely into the number of shares of our common stock provided for under the notes’ terms, no authority addresses whether the holders’ simultaneous receipt, pursuant to the offer to convert, of $80 cash for each $1,000 principal amount of convertible notes and accrued interest on the convertible notes in addition to those shares would cause this general rule not to apply. While the matter is not free from doubt, we intend to take the position that the receipt of shares of our common stock pursuant to the offer to convert will not be taxable and that the receipt of cash will be taxable. For more information, please see the section of this offering circular entitled “Material U.S. Federal Income Tax Consequences.” Tax matters are very complicated and the tax consequences of the offer to convert to you will depend on your own personal circumstances and the treatment of the conversion of the convertible notes pursuant to the offer to convert under current tax law, which is not entirely clear. We therefore urge you to consult your own tax advisor for a full understanding of the tax consequences of participating in the offer to convert.
Where can I find more information about Tarragon Corporation?
     You can find more information about Tarragon Corporation from the annexes attached to this offering circular and the sources described under the caption “Where You Can Find More Information.”
Who do I call if I have any questions on how to tender my convertible notes or any other questions relating to the offer to convert?
     If you have questions regarding the terms of the offer to convert, please contact us. If you have questions regarding the procedures for tendering in to the offer to convert, require additional offer to convert materials or require assistance in tendering your convertible notes, please contact the conversion agent. The contact information for us and the conversion agent is set forth on the back cover of this offering circular.

RISK FACTORS
     You should carefully consider the risk factors described below, together with the other information included in and incorporated by reference into this offering circular, before tendering your outstanding convertible notes for conversion. The risks described below are the material risks of which we are currently aware; however, they may not be the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business operations. Any of these risks could materially adversely affect our business, financial condition, results of operations and cash flow. In that case, you may lose all or part of your investment.
Risks Related to the Offer to Convert
The value of our common stock may fluctuate.
     We are offering to pay a cash premium, plus accrued and unpaid interest up to, but excluding, the expiration date, to noteholders that convert their outstanding convertible notes into shares of our common stock. The market price of our common stock may fluctuate widely in the future. If the market price of our common stock declines, the value of the shares of our common stock you receive upon conversion of your convertible notes will decline. The trading value of our common stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally, many of which are beyond our control. See “—Risks Related to the Company” below.
Upon consummation of the offer to convert, noteholders who tender convertible notes for conversion will lose their rights under the convertible notes, including their rights to future interest and principal payments with respect to their convertible notes and their rights as one of our creditors.
     If you tender your convertible notes pursuant to the offer to convert, you will be giving up all of your rights as a noteholder, including rights to future payment of principal and interest on the convertible notes, and you will cease to be one of our creditors. Our common stock that you will receive in the offer to convert will not provide you with the same seniority on claims or the same degree of protection to which holders of debt claims, such as noteholders, are entitled. If we were to file for bankruptcy, noteholders would generally be entitled to be paid prior to holders of our common stock. As a holder of our common stock, however, your investment will be subject to debt claims against us and to all of the risks and liabilities affecting our operations. The trading price of our common stock could decline as a result of various factors, including the results of our operations, financial condition and business prospects.
There are restrictions on transfers of the convertible notes and our common stock issuable upon conversion of the convertible notes.
     Unless the convertible notes and our common stock into which the convertible notes are convertible have been registered, they may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws, or in a transaction not subject to these laws. Although we have registered the convertible notes and our common stock into which the convertible notes are convertible for resale, that registration may not be available to noteholders at all times or for all purposes. In addition, selling holders may be subject to liability under the Securities Act in connection with any material misstatements or omissions contained in the registration statement. See “Restricted Common Stock; Registration Rights.”
If you do not convert your convertible notes, convertible notes you retain may become less liquid as a result of the offer to convert.
     If a significant percentage of the aggregate outstanding principal amount of convertible notes is tendered in the offer to convert, the liquidity of the trading market for convertible notes, if any, after the completion of the offer to convert may be substantially reduced. Any convertible notes tendered will reduce the aggregate number of convertible notes outstanding. As a result, convertible notes may trade at a discount to the price at which they would trade if the transactions contemplated by this offering circular were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. The smaller outstanding aggregate principal amount of the convertible notes may also make the trading prices of convertible notes more volatile. We cannot assure you that an active market in convertible notes will exist or be maintained and we cannot assure you as to the prices at which the convertible notes may be traded if the offer to convert is consummated.
Our board of directors has not made a recommendation with regard to whether you should tender your convertible notes for conversion, and we have not obtained a third-party determination that the offer to convert is fair to noteholders.
     Our board of directors has not made a recommendation with regard to whether you should tender your convertible notes in the offer to convert, and we have not obtained a third-party determination that the offer to convert is fair to noteholders. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the noteholders for purposes of negotiating the terms of this offer to convert or preparing a report concerning the fairness of this offer to convert.
Future sales of shares of our common stock may depress the price of our common stock.
     Any sales of a substantial number of shares of our common stock, including any sales of our common stock in the public market following the offer to convert, or the perception that those sales might occur, may cause the market price of our common stock to decline. The number of additional shares of our common stock to be issued in the offer to convert is based on a conversion rate of 81.6993 shares of our common stock for each $1,000 principal amount of convertible notes. If $60 million in aggregate principal amount of convertible notes is validly tendered and not properly withdrawn and accepted by us, it would result in the issuance of 4,901,958 shares of our common stock.
Risks Related to the Company
Risks Related to Our Capital Structure
Our substantial indebtedness and high leverage could adversely affect our financial health and prevent us from fulfilling our obligations under the convertible notes.
     We have substantial indebtedness and debt service requirements. As of June 30, 2005:
•	our total consolidated indebtedness was $1,028 million, including $62 million principal amount of convertible notes;

•	our total indebtedness in unconsolidated partnerships and joint ventures was $352.8 million;

•	we had approximately $29.2 million available for borrowing under various revolving credit facilities; and

•	subsequent to June 30, 2005, we incurred additional consolidated indebtedness of $50.4 million.
     Our high degree of leverage could have important consequences to you, including the following:
•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate or other purposes may be impaired in the future;

•	certain of our borrowings are and will continue to be at variable rates of interest, which will expose us to the risk of increased interest rates; and

•	it may limit our flexibility to adjust to changing economic or market conditions, reduce our ability to withstand competitive pressures and make us more vulnerable to a downturn in general economic conditions.
     Our secured credit facilities and the agreements governing our other indebtedness limit, but do not prohibit, us or our subsidiaries from incurring significant additional indebtedness in the future. Therefore, these risks may intensify as we incur additional indebtedness.
We may not be able to generate sufficient cash flow to meet our debt service obligations.
     Our ability to make scheduled payments of principal or interest on our indebtedness will depend on our future performance, which, to a certain extent, is subject to general economic conditions, financial, competitive, legislative, regulatory, political, business and other factors. We believe that cash generated by our business will be sufficient to enable us to make our debt payments as they become due. However, if our business does not generate sufficient cash flow or future borrowings are not available in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs, we may not be able to fulfill our debt service obligations.
The restrictive covenants associated with our outstanding indebtedness may limit our ability to operate our business.
     Our existing indebtedness contains various covenants that may limit or restrict, among other things, subject to certain exceptions, creation of liens, mergers, consolidations, dispositions of assets, dividends, redemptions of capital stock, changes in business or accounting, transactions with affiliates and certain other transactions or business activities. In addition, a number of our debt agreements contain covenants that require us to maintain financial ratios. If we fail to comply with these covenants, we may be in default and existing indebtedness can be accelerated so it becomes immediately due and payable.
The market price for our common stock may be highly volatile.
     The market price for our common stock may be highly volatile. In the 12 months ended August 8, 2005, the high and low trading price of our common stock was $29.00 and $8.29, respectively. A variety of factors may have a significant impact on the market price of our common stock, including:
•	the publication of earnings estimates or other research reports and speculation in the press or investment community;

•	changes in our industry and competitors;

•	our financial condition, results of operations and prospects;

•	any future issuances of our common stock, which may include primary offerings for cash, issuances in connection with business acquisitions and the grant or exercise of stock options from time to time;

•	general market and economic conditions; and

•	any outbreak or escalation of hostilities.
     In addition, the Nasdaq National Market can experience extreme price and volume fluctuations that can be unrelated or disproportionate to the operating performance of the companies listed on the Nasdaq National Market. Broad market and industry factors may negatively affect the market price of our common stock regardless of actual operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business.

The holders of our common stock may experience a dilution in the value of their equity interest as a result of the issuance and sale of additional shares of our common stock.
     A substantial number of shares of our common stock may be issued by us in future public and private transactions and upon any conversion of convertible notes. No predictions can be made as to the effect, if any, that the issuance and availability for future issuance of shares of our common stock will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued upon this offer to convert or the exercise of stock options or conversion of convertible notes) or the perception that such issuance or sales could occur, could adversely affect the prevailing market price for our common stock and could impair our future ability to raise capital through an offering of equity securities.
Shares of our common stock eligible for public sale could adversely affect the market price of our common stock.
     The market price of our common stock could decline as a result of sales of a large number of shares in the market or market perception that such sales could occur, including sales of shares by one or more of our large stockholders or by our controlling stockholders. As of June 30, 2005, there were 24,495,905 shares of our common stock outstanding. Of those shares, 14,778,032 were beneficially owned by our controlling stockholders, Mr. and Mrs. William S. Friedman and their affiliated entities and a further 874,107 were held by our other executive officers and directors. The number of shares that would be issued to noteholders, assuming conversion of all of the outstanding convertible notes, is 4,901,958 (adjusted for the three-for-two stock split in February 2005). Upon issuance, such shares would constitute approximately 16.7% of the then issued and outstanding shares of our common stock which, if all were made available for sale at the same time, would likely affect the market price of our common stock.
We have a substantial number of stock options exercisable into our common stock outstanding and have the ability to grant a substantial number of stock options in the future under currently effective benefit plans.
     As of June 30, 2005, we had outstanding options to purchase approximately 2.7 million shares of our common stock and share appreciation rights covering an additional 150,124 shares (all as adjusted for the three-for-two stock split in February 2005) under our equity participation plans to our directors, officers, key employees and consultants and had approximately 2.3 million shares available for future grant. The exercise of outstanding options or the future issuance of options (and the exercise of those options) or restricted stock could dilute the beneficial ownership of holders of our common stock.
Our governing documents contain anti-takeover provisions that may make it more difficult for a third party to acquire control of us.
     Our articles of incorporation contain provisions designed to discourage attempts to acquire control of the company by merger, tender offer, proxy contest or removal of incumbent management without the approval of our board of directors. As a result, a transaction which otherwise might appear to be in the best interests of our stockholders could be delayed, deferred or prevented altogether, and you may be deprived of an opportunity to receive a premium for your shares over prevailing market prices. The provisions contained in our articles of incorporation include:
•	the requirement of a three-fourths super-majority vote to make, adopt, alter, amend, change or repeal our bylaws or certain key provisions of the articles of incorporation that embody, among other things, the aforementioned anti-takeover provisions;

•	the requirement of a two-thirds super-majority vote for the removal of a director from our board of directors and certain extraordinary transactions; and

•	the inability of stockholders to call a meeting of stockholders.
     As of June 30, 2005, our board of directors and management beneficially owned approximately 60.3% of our outstanding common stock. In light of this, these anti-takeover provisions could help entrench our board of directors and may effectively give our management the power to block any attempted change in control. See “Description of Capital Stock—Provisions of our Governing Instruments that Affect the Capital Stock—Amendment Provisions.”
Risks Related to Our Homebuilding Business
We are subject to risks associated with construction and development.
     Construction and development activities, with respect to both for-sale and rental communities, entail a number of risks, including but not limited to the following:
•	we may abandon a project after spending non-recoverable time and money determining its feasibility or obtaining regulatory clearance;

•	we may encounter opposition from local community or political groups with respect to development or construction at a particular site;

•	we may not be able to obtain, or may be delayed in obtaining, necessary zoning, occupancy and other required governmental permits and authorizations;

•	we may not be able to obtain sufficient financing on favorable terms, if at all;

•	construction costs may materially exceed our original estimates;

•	we may encounter shortages of lumber or other materials, shortages of labor, labor disputes, unforeseen environmental or engineering problems, work stoppages or natural disasters which could delay construction and result in substantial cost overruns; and

•	we may not complete construction and lease up on schedule.
     The occurrence of any one or more of the above could result in lower than expected returns or cash flows from properties under development, and we could lose some or all of our investment in those properties, which could have a material, adverse effect on our growth, our business and our results of operations.
The homebuilding industry is highly competitive.
     Homebuilders compete for, among other things, desirable properties, financing, raw materials and skilled labor. We compete both with large homebuilding companies, some of which have greater financial, marketing and sales resources than we do, and with smaller local builders. The consolidation of some homebuilding companies may create competitors that have greater financial, marketing and sales resources than we do and thus are able to compete more effectively against us. In addition, there may be new entrants in the markets in which we currently conduct business. We also compete for sales with individual resales of existing homes and with available rental housing.
Our future cash flows from our homebuilding division may be lower than expected.
     Under the percentage-of-completion method of revenue recognition, we may recognize revenues from sales of homes before those sales have closed. Due to various contingencies, including delayed construction, cost overruns or buyer defaults, it is possible that we may receive less cash than the amount of revenue already recognized or the cash may be received at a later date than we expected, which could affect our profitability and ability to pay our debts.
Governmental laws and regulations may increase our expenses, limit the number of homes that we can build or delay completion of our projects.
     We are subject to numerous local, state, federal and other statutes, ordinances, rules and regulations concerning zoning, development, building design, construction and similar matters which impose restrictive zoning and density requirements in order to limit the number of homes that can eventually be built within the boundaries of a particular area. Projects that are not entitled may be subjected to periodic delays, changes in use, less intensive development or elimination of development in certain specific areas due to government regulations. We may also be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future in the states in which we operate. Local and state governments also have broad discretion regarding the imposition of development fees for projects in their jurisdiction. Projects for which we have received land use and development entitlements or approvals may still require a variety of other governmental approvals and permits during the development process and can also be impacted adversely by unforeseen health, safety and welfare issues, which can further delay these projects or prevent their development. As a result, our sales could decline and our costs could increase, which could negatively affect our results of operations.
Our homebuilding activities and condominium conversions expose us to risks associated with the sale of residential units.
     Our homebuilding and condominium conversion businesses entail risks in addition to those associated with development and construction activities, including:
•	market conditions in our target markets may change due to competitive, economic, demographic, geopolitical or other factors, most of which are outside of our control, that may affect demand for homes;

•	we may not be able to achieve desired sales levels at our homebuilding projects;

•	we are exposed to additional credit risk with respect to the individuals to whom we sell homes;

•	condominium conversions may require substantial legal process and costs, which may not be recovered;

•	customers may be dissatisfied with the homes we sell, which may result in remediation costs or warranty expenses;

•	we may be left with unsold inventory, which may result in additional losses due to write-downs in inventory, additional costs associated with carrying inventory, costs and inefficiencies associated with conversion of unsold units into rental units or sales of units for a significantly lower price than projected; and

•	the long lead-time of homebuilding projects and condominium conversion projects may result in delayed revenue recognition and difficulty in predicting whether there will be sufficient demand for our homes.
Risks Related to Our Business Generally
We are subject to all of the risks that affect homebuilders and real estate investors generally.
     General factors that may adversely affect our homebuilding business, and the value of and our income from, our real estate investment portfolio include:
•	a decline in the economic conditions in one or more of our primary markets;

•	an increase in competition for tenants and customers or a decrease in demand by tenants and customers;

•	increases in interest rates;

•	general restrictions on the availability of credit;

•	an increase in supply of our property types in our primary markets;

•	terrorist activities or other acts of violence or war in the United States or the occurrence of such activities or acts that impact properties in our real estate portfolios or that may impact the general economy;

•	possible losses from fire, flood, hurricane or other catastrophe;

•	the continuation or escalation of world geopolitical tensions; and

•	the adoption on the national, state or local level of more restrictive laws and governmental regulations, including more restrictive zoning, land use or environmental regulations and increased real estate taxes.
Increases in interest rates could materially increase our interest expense or reduce our revenues.
     As of June 30, 2005, we had approximately $711.3 million of variable rate debt. We also had outstanding $40 million of our subordinated notes due 2035, on which the interest rate is fixed through June 2010, and variable thereafter. In addition, we had $175.4 million of variable rate debt in unconsolidated partnerships and joint ventures. Subsequent to June 30, 2005, we incurred additional consolidated indebtedness of $50.4 million. We may incur additional variable rate indebtedness in the future. Accordingly, increases in interest rates could materially increase our interest expense, which could adversely affect our results of operations and financial condition.
     In addition, many purchasers of our homes obtain mortgage loans to finance a substantial portion of the purchase price. In general, housing demand is adversely affected by increases in interest rates, housing costs and unemployment and by decreases in the availability of mortgage financing. This general tendency is intensified by the fact that prospective buyers of our homes may be required to sell a home prior to purchasing one of our homes, and buyers for those homes will often require mortgage financing. In addition, there have been discussions of possible changes in the federal income tax laws that would remove or limit the deduction for home mortgage interest. Because of the often long-term nature of any development project, condominium conversion or any other real estate investment, it may be difficult for us to adjust our business strategy quickly to compensate for changes in effective mortgage interest rates. If effective mortgage interest rates increase and the ability or willingness of prospective buyers to finance home purchases is adversely affected, our operating results may also be negatively affected.
Our net income has fluctuated in the past and may continue to do so in the future.
     As reflected in our historical financial statements, our net income has fluctuated from year to year during the past five years. Our homebuilding revenues may fluctuate as a result of the timing of the completion of projects and unit closings, seasonality of housing demand, the timing and seasonality of construction activity, the condition of the real estate market and the economy in general, material and labor costs and the availability and cost of mortgage financing.
We may not be able to sell our properties at the desired time or price.
     Because of the lack of liquidity of real investments generally, our ability to carry out our planned divestiture of investment division assets, or to otherwise respond to changing circumstances, may be impaired. Real estate investments generally cannot be sold quickly. We cannot predict whether there will be a market for our investment division assets in the time period we desire or need to sell them or whether we will be able to sell them at a price that will allow us to fully recoup our investment. We may not be able to realize the full potential value of our investment division assets, and we may incur costs related to the early pay-off of the debt secured by such assets.

We may require significant additional financing that may not be available on commercially favorable terms, if at all.
     We depend primarily on external financing to fund the growth of our business. We intend to use substantial portions for:
•	new construction and development;

•	condominium conversions;

•	property acquisitions; and

•	working capital.
     In addition, when we develop a property as a rental property for our investment division, we will be required to obtain permanent financing to repay outstanding construction loans at the time the property is completed. We cannot predict whether additional sources of financing will be available in the future or the cost of such financing. Our access to debt or equity financing depends on lenders’ willingness to lend and on conditions in the capital markets, and we may not be able to secure additional sources of financing on commercially acceptable terms, if at all. A failure to obtain needed additional financing could have a material, adverse effect on the growth of our business and our results of operations and may force us to curtail our development activities or dispose of properties.
Property ownership through partnerships and joint ventures generally limits our control of those investments and entails other risks.
     We invest in a number of consolidated and unconsolidated joint ventures and partnerships in which our outside partners may have significant decision making power and voting rights. Partnership or joint venture investments involve risks not otherwise present for investments made solely by us, including the possibility that our partners might become bankrupt, might have or develop different interests or goals than we do or might take action contrary to our instructions, requests, policies or investment objectives. Another risk of partnership investments is the possibility of an impasse on decisions, such as a sale or refinance or disputes with our partners over the appropriate pricing and timing of any sale or refinance. In addition, joint venture and partnership agreements typically contain provisions restricting the ability to transfer the interests in the joint venture or partnership and often contain “buy-sell” provisions, which, under certain circumstances, permit a partner to initiate an offer to buy the other partner’s interests or to sell its interests to the other partner, at the other partner’s option. Buy-sell provisions may result in us buying or selling interests in a project at a different time or at a different valuation than we otherwise would have chosen, and we may not have sufficient available funds to make a purchase pursuant to such provisions. There is no limitation under our organizational documents or loan agreements as to the amount of funds that may be invested in partnerships or joint ventures.
The rental activities of our investment division expose us to a number of risks associated with owning, managing and operating rental real estate.
     Our investment division’s rental real estate business entails a number of risks, including:
•	we are sensitive to market conditions in our rental markets, which may be affected by local or regional economic and demographic factors that affect demand for rental housing;

•	we may not be able to achieve sufficient occupancy levels to maintain profitability and service any indebtedness associated with our rental properties;

•	we are exposed to tenant credit risk;

•	we could be subject to the imposition of rent control or rent stabilization programs;

•	we are sensitive to competition within our markets, both from other rental properties and housing alternatives, including condominiums and single-family homes;

•	market conditions may force us to offer additional rental concessions and amenities in order to attract or retain tenants; and

•	our failure to comply with Americans with Disabilities Act and other similar laws could result in substantial costs.
The regional concentration of our assets may increase the effects of adverse trends in those markets.
     A substantial number of our assets are located in four core markets: Florida, the Northeast, Texas and Tennessee. Deterioration in economic conditions in any of these specific markets, including business layoffs and downsizing, industry slowdowns, relocations or closings of businesses, geopolitical factors, changing demographics or oversupply of or reduced demand for real estate, may impair:
•	occupancy levels and rental rates in our investment portfolio;

•	our ability to attract new tenants and to collect rent from existing tenants;

•	our sales prices at homebuilding projects in those markets; and

•	our results of operations and cash flows.
Increased insurance costs and reduced insurance coverage may affect our results of operations and increase our potential exposure to liability.
     Partially as a result of the September 11 terrorist attacks, the cost of insurance has risen, deductibles and retentions have increased, and the availability of insurance has diminished. Significant increases in our cost of insurance coverage or significant limitations on coverage could have a material adverse effect on our business, financial condition, and results of operations from such increased costs or from liability for significant uninsurable or underinsured claims.
     In addition, there are some risks of loss for which we may be unable to purchase insurance coverage. For example, losses associated with landslides, earthquakes and other geologic events may not be insurable, and other losses, such as those arising from terrorism or from the presence of mold in our rental properties or for-sale homes, may not be economically insurable. A sizeable uninsured loss could adversely affect our business, results of operations and financial condition.
We acquire new properties from time to time.
     We regularly consider acquiring additional properties for conversion to condominiums. Acquisitions involve several risks, including but not limited to the following:
•	acquired properties may not perform as well as we expected or ever become profitable;

•	improvements to the properties may ultimately cost significantly more than we had estimated; and

•	the costs of evaluating properties that are not acquired cannot be recovered.
     If one or more property acquisitions are unsuccessful due to the above or other reasons, it may have a material adverse effect on our business and results of operations.
Fluctuations in real estate values may require us to write down the book value of our real estate assets.
     We are required under United States generally accepted accounting principles to assess the impairment of our long-lived assets and our homebuilding inventory whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors management considers that could trigger an impairment review include significant underperformance relative to minimum future operating results, significant change in the manner of use of the assets, significant technological or industry changes or changes in the strategy for our overall business. When we determine that the carrying value of certain long-lived assets or homebuilding inventory is impaired, an impairment loss equal to the excess of the carrying value of the asset over its estimated fair value is recognized. Any such impairment charges will be recorded as operating losses. Any material write-downs of assets could have a material adverse effect on our financial condition and earnings.
It may be difficult to succeed in new markets.
     We may make investments outside of our existing markets if appropriate opportunities arise. Impediments to our success in new markets include:
•	an inability to evaluate accurately local market conditions and local demand trends;

•	an inability to obtain land for development or appropriate acquisition opportunities;

•	an inability to hire and retain key local personnel; and

•	a lack of familiarity with local and regional regulatory processes and bodies.
     Failed projects as a result of expanding into new markets could have a material, adverse effect on our business and results of operations. Our historical experience in our existing markets does not ensure that we will be able to operate successfully in new markets.
We are subject to environmental laws and regulations, and our properties may have environmental or other contamination.
     Various federal, state and local environmental laws, ordinances and regulations subject property owners or operators to liability for the costs of removal or remediation of hazardous or toxic substances on real property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The presence of, or the failure to properly remediate, such substances may adversely affect the value of a property, as well as our ability to sell or rent it or to borrow using that property as collateral. In addition, the particular environmental laws which apply to any given homebuilding site vary according to the site’s location, its environmental conditions and the present and former uses of the site, as well as adjoining properties. Environmental laws and conditions may result in delays, may cause us to incur substantial compliance and other costs and can prohibit or severely restrict homebuilding activity in environmentally sensitive regions or areas, which could negatively affect our results of operations.
     In recent years there has been a widely-publicized proliferation of mold-related claims by tenants, employees and other occupants of buildings against the owners of those buildings. Mold-related claims are generally not covered by our insurance programs. When we identify any measurable presence of mold, whether or not a claim is made, we undertake remediation we believe to be appropriate for the circumstances encountered. For example, in our Vintage at Fenwick Plantation project in Charleston, South Carolina, shortly after project completion, we discovered certain water intrusion conditions that resulted in mold growth. As part of its warranty obligations, our general contractor paid for a remediation specialist to remove all living mold and prevent the future occurrence of water intrusion. There is little in the way of government standards, insurance industry specifications or otherwise generally accepted guidelines dealing with mold propagation. Although considerable research into mold toxicity and exposure levels is underway, it may be several years before definitive standards are available to property owners against which to evaluate risk and design remediation practices. We cannot predict the outcome of any future regulatory requirements to deal with mold-related matters.
Our success depends on key executive officers and personnel.
     Our success is dependent upon the efforts and abilities of our executive officers and other key employees, many of whom have significant experience in developing and repositioning residential and commercial properties. In particular, we are dependent upon the services of William S. Friedman, our chairman of the board of directors and chief executive officer; Robert C. Rohdie, a director and president and chief executive officer of Tarragon Development Corporation, our wholly owned subsidiary, which runs our homebuilding operations; Robert P. Rothenberg, a director and our president and chief operating officer; and James M. Cauley, Jr., president of Tarragon South Development Corp., which, as a subsidiary of Tarragon Development Corporation, runs our homebuilding operations in South Florida and Texas. The loss of the services of any of these executives or other key personnel, for any reason, could have a material adverse effect upon our business, operating results and financial condition.
Our principal stockholders effectively control corporate actions, and their interests may differ from yours.
     William S. Friedman, our chairman of the board of directors and chief executive officer, and his wife, Lucy N. Friedman, together with their affiliated entities beneficially own approximately 60.3% of our outstanding common stock. Accordingly, Mr. and Mrs. Friedman are in a position to elect a number of the members of our board of directors and have substantial influence over our management and affairs. In addition, they effectively have veto power over a broad range of corporate actions requiring more than a simple majority vote presently contained in our articles of incorporation, including, without limitation, mergers, business combinations, change-in-control transactions, substantial asset sales and other similar and extraordinary corporate transactions that can affect the value of our properties.
We have and continue to engage in transactions with related parties.
     We have engaged in the past, and continue to engage currently, in transactions with related parties. These related party transactions include ongoing financial arrangements with several members of our board and senior management, including a $20 million unsecured line of credit facility extended to us by affiliates of Mr. and Mrs. Friedman, which was approved by our board of directors. In addition, Mr. and Mrs. Friedman have pledged shares of our common stock that they hold to secure an outstanding credit facility, and we have agreed to indemnify them for any loss, cost or liability associated with that pledge.

FORWARD-LOOKING STATEMENTS
     This offering circular and the documents incorporated by reference herein include forward-looking statements that are based on our current expectations, estimates, forecasts and projections about the industries in which we operate, our beliefs and assumptions that we have made based on our current knowledge. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify our forward-looking statements. These statements are not guarantees of future performance and involve many risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may be materially different from what is expressed or forecast in our forward-looking statements. Except as required under the federal securities laws and the rules and regulations of the Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
     The risks, uncertainties and assumptions that are involved in our forward-looking statements include:
•	general industry, economic and market conditions particularly with regard to apartment property occupancy, rental growth rates, prevailing rental rates and competition in the markets where our rental properties are concentrated;

•	the effects of fluctuating interest rates, and the pricing and availability of mortgage financing;

•	our substantial indebtedness and high leverage which could adversely affect our financial health and prevent us from fulfilling our obligations under the convertible notes;

•	an increase in competition for tenants and home purchasers or a decrease in demand by tenants and home purchasers;

•	the adoption, on the national, state or local level, of more restrictive laws and governmental regulations, including more restrictive zoning, land use or environmental regulations, and increased real estate taxes;

•	opposition from local community or political groups with respect to development or construction at a particular site;

•	construction delays or cost overruns, either of which may increase project development costs;

•	our ability to obtain zoning, occupancy and other required governmental permits and authorizations;

•	our ability to sell our older, under-performing properties when necessary for cash flow purposes;

•	our ability to identify and secure additional apartment properties and sites that meet our criteria for future acquisition or development; and

•	all of the other risk factors discussed under the heading “Risk Factors” in this offering circular.
     These are representative of the risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from what is expressed or forecast in forward-looking statements. In addition, such statements could be affected by local, national and world economic conditions and political events, including global economic slowdown and fluctuations in interest and currency exchange rates. For a further description of the risks, uncertainties and assumptions that could cause actual results to differ materially from our forward-looking statements, see “Risk Factors.”

COMPANY OVERVIEW
     We are a real estate homebuilder and investor with over 30 years of experience in the real estate industry. We operate through two business segments: our homebuilding division and our investment division.
     Homebuilding Division. Through our homebuilding division, we design, build, renovate and market high-quality mid- and high-rise condominiums, townhomes and, to a lesser extent, detached single-family residences and lots. We specialize in high-density, urban in-fill markets characterized by pent-up demand or strong population and income growth. Currently, we conduct homebuilding operations in four core markets — Florida, Tennessee, Texas and the Northeast (principally in New Jersey and Connecticut and, more recently, New York). As of June 30, 2005, we had approximately 7,500 homes, in 38 active for-sale communities, with an additional 7,000 homes in 21 communities in our development pipeline. We consider a project to be in our “development pipeline” when we have secured site control. The development pipeline includes projects which may be awaiting zoning and other governmental approvals and final determination of economic feasibility.
     Investment Division. Through our investment division, we own and operate residential and commercial rental properties, including almost 3,500 garden apartment homes in communities we developed. As of June 30, 2005, our investment division included approximately 11,500 apartments and approximately 1.3 million square feet of commercial space. We plan to divest a substantial portion of the investment division in 2005 and use the proceeds to expand our homebuilding operation, reduce debt and repurchase our common stock.
     In each business segment, our principal objectives are to improve our profitability and cash flow and to maintain or improve our position as one of the leading rental community operators and developers in our core markets. In order to achieve these objectives, we capitalize on the growth potential in our development pipeline and in our core markets. We also maintain a diversified residential development platform, including both rental and for-sale operations, as well as across many distinct for-sale product types. We have expanded our investment portfolio through both development and acquisitions, and we seek to enhance the value of that portfolio through intensive management, consistent capital improvements and programs to optimize revenue.
     We were incorporated in Nevada on April 2, 1997. We are the ultimate successor in interest to Vinland Property Trust, a California business trust formed in July 1973, and National Income Realty Trust, also a California business trust, organized in October 1978. Shares of our common stock are quoted on the Nasdaq National Market under the symbol “TARR,” and the last reported sale price per share of our common stock on August 8, 2005 was $23.79. Our principal executive offices are located at 1775 Broadway, 23rd Floor, New York, New York 10019, and our telephone number at the location is (212) 949-5000.

CAPITALIZATION
     The following table sets forth our cash and capitalization as of June 30, 2005:
•	on a historical basis;

•	on an as adjusted basis to give effect to additional consolidated indebtedness of $50.4 million and the conversion of $2 million in aggregate principal amount of convertible notes on July 1, 2005; and

•	on an as further adjusted basis to give effect to the consummation of the offer to convert assuming:
(1)	acceptance of $60 million in aggregate principal amount of outstanding convertible notes at a conversion rate of 81.6993 per share of our common stock and the issuance of 4,901,958 shares of our common stock; and

(2)	the payment of an aggregate of $7.4 million in cash, representing the cash premium, plus accrued and unpaid interest up to, but excluding, the expiration of the offer to convert, and estimated fees and expenses incurred in connection with the consummation of the offer to convert.
     This table should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements and the accompanying notes included in our annual report on Form 10-K, as amended, for the year ended December 31, 2004 and our quarterly report on Form 10-Q for the quarterly period ended June 30, 2005, each of which are incorporated by reference into this offering circular and attached as Exhibit 1 and Exhibit 2 to this offering circular.

	As of
	June 30, 2005
	(dollars in thousands)
			As Further
	Historical	As Adjusted	Adjusted

Cash and cash equivalents	$25,201	$25,201	$17,781

Total debt:
Revolving facilities	$42,721	42,721	42,721
8.00% senior convertible notes due 2009	62,000	60,000	—
Subordinated unsecured notes	40,000	40,000	40,000
Other indebtedness	883,618	933,968	933,968

Total debt	1,028,339	1,076,689	1,016,689

Minority interest	14,961	14,961	14,961
Stockholders’ equity:
Common stock (33,325,289 issued shares historical, 33,488,687 issued shares as adjusted, 38,390,645 issued shares as further adjusted )	333	335	384
10% cumulative preferred stock (748,833 issued shares)	8	8	8
Paid-in capital	345,647	347,645	407,596
Accumulated deficit	(128,339)	(128,340)	(133,930)
Treasury stock (8,829,384 shares)	(28,080)	(28,080)	(28,080)

Total stockholders’ equity	189,569	191,568	245,978

Total capitalization	$1,232,869	$1,283,218	$1,277,628

SELECTED CONSOLIDATED FINANCIAL DATA
     We derived the consolidated financial data as of and for each of the years in the three-year period ended December 31, 2004 from our audited consolidated financial statements, which have been audited by Grant Thornton LLP, our independent auditors. The consolidated financial statements as of and for each of the years in the three-year period ended December 31, 2004, and the report thereon, are incorporated by reference herein. The consolidated financial data as of December 31, 2001 and 2000 are derived from our audited consolidated financial statements for such fiscal years, which have been audited by Arthur Andersen LLP (who have ceased operations). We derived the unaudited financial data as of and for the six-month periods ended June 30, 2005 and 2004 from our unaudited consolidated financial statements, which are incorporated by reference herein.
     You should read the selected consolidated financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes and other financial information contained in our annual report on Form 10-K, as amended, for the year ended December 31, 2004, attached as Exhibit 1 to this offering circular, and our quarterly report on Form 10-Q for the quarterly period ended June 30, 2005, attached as Exhibit 2 to this offering circular, each of which we incorporate by reference into this offering circular. See “Incorporation by Reference.”

	For The Six Months
	Ended June 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)
	(dollars in thousands, except per share data)
Operating data

Rental revenue (1)	$31,047	$27,579	$89,665	$74,444	$72,759	$84,020	$86,990
Homebuilding sales revenue	132,718	78,149	220,465	56,279	26,179	25,950	6,704
Total revenue (1)	164,142	106,078	310,956	131,645	99,518	110,488	94,070

Equity in income of partnerships and joint ventures	16,669	5,810	21,530	22,476	16,642	7,719	16,081

Net gain on sale of real estate Presented in income from continuing operations	2,571	378	378	1,223	1,258	4,994	8,031
Presented in discontinued operations, net of income tax	8,986	2,666	10,950	23,118	6,540	—	—

Income (loss) from continuing operations (1)	$19,470	$15,855	$32,827	$6,770	$(967)	$903	$9,655
Net income	$30,664	$19,120	$44,708	$31,194	$5,459	$1,229	$6,958

Earnings per common share

Income (loss) from continuing operations allocable to common stockholders (1)	$.79	$.70	$1.45	$.33	$(.05)	$.01	$.37
Net income allocable to common stockholders	$1.25	$.84	$1.99	$1.38	$.21	$.03	$.27
Earnings per common share – assuming dilution
Income (loss) from continuing operations allocable to common stockholders (1)	$.64	$.60	$1.24	$.29	$(.05)	$.01	$.37
Net income allocable to common stockholders	$.99	$.73	$1.69	$1.20	$.21	$.03	$.26

	As of June 30,	As of December 31,
	2005	2004	2003	2002	2001	2000
	(unaudited)
	(dollars in thousands, except per share data)
Balance sheet data

Real estate held for investment	$311,601	$489,115	$395,095	$427,989	$373,501	$395,351
Real estate held for sale	125,251	21,358	—	7,538	29,232	29,558
Homebuilding inventory	670,494	287,353	97,234	31,632	31,412	37,926
Investments in and advances to partnerships and joint ventures	68,661	48,074	81,764	29,102	31,297	29,882
Cash and cash equivalents	25,201	22,066	21,626	18,023	8,989	4,141
Total assets	1,360,614	1,048,291	623,817	540,224	503,770	520,932
Notes, debentures, and interest payable	895,027	770,247	471,262	428,926	399,956	426,285
Notes and interest payable presented in liabilities related to assets held for sale	139,164	20,529	—	—	—	—
Stockholders’ equity	189,569	151,683	103,328	73,733	73,118	74,126
Book value per common share (2)	$7.37	$6.21	$4.34	$3.02	$2.88	$2.85

(1)	In accordance with Statement of Financial Accounting Standards No. 144, operating results for properties for which we implemented plans of disposal in March 2005, are shown in discontinued operations for 2005. Below are numbers as reclassified to present operating results in discontinued operations for prior years:

	For the Years Ended December 31,
	2004	2003	2002	2001	2000
	(dollars in thousands, except per share data)
Operating data

Rental revenue	$55,527	$42,269	$41,406	$40,573	$45,242
Total revenue	$276,818	$99,470	$68,165	$67,042	$52,322
Income (loss) from continuing operations	$33,105	$9,316	$(159)	$4,603	$11,869
Earnings per common share
Income (loss) from continuing operations allocable to common stockholders	$1.43	$.39	$(.04)	$.17	$.46
Earnings per common share – assuming dilution
Income (loss) from continuing operations allocable to common stockholders	$1.22	$.34	$(.04)	$.16	$.46

(2)	Per share data have been restated to give effect to a 10% stock dividend declared in December 2001, three-for-two stock splits in February 2003 and February 2005 and a five-for-four stock split in January 2004.

Unaudited Consolidated Pro Forma Financial Data
     The following unaudited consolidated pro forma financial data present the effects of the offer to convert assuming (1) the acceptance of $60 million in aggregate principal amount of outstanding convertible notes at a conversion rate of 81.6993 per share of our common stock and the issuance of 4,901,958 shares of our common stock and (2) the payment of an aggregate of $7.4 million in cash, representing the cash premium, plus accrued and unpaid interest up to, but excluding, the expiration date, and estimated fees and expenses incurred in connection with the consummation of the offer to convert. The operating data are presented as if the offer to convert occurred on the later of the beginning of the period or the date on which the convertible notes were issued. The balance sheet data are presented as if the offer to convert occurred as of the end of the period.

	For the Six Months Ended June 30, 2005			For the Year Ended December 31, 2004
		Pro forma	Pro forma, as		Pro forma	Pro forma, as
	Actual	adjustments (1)	adjusted (1)	Actual	adjustments (1)	adjusted (1)
	(dollars in thousands, except per share data)
Operating data

Income from continuing operations before income taxes	$31,984	$2,809	$34,793	$40,227	$1,508	$41,735
Income tax expense	(12,514)	(1,097)	(13,611)	(7,400)	(590)	(7,990)
Income from continuing operations	19,470	1,711	21,181	32,827	918	33,745

Earnings per common share

Income from continuing operations allocable to stockholders (2)	$.79	$(.07)	$.72	$1.45	$(.04)	$1.41

Earnings per common share – assuming dilution

Income from continuing operations allocable to common stockholders (2)	$.64	$—	$.64	$1.24	$—	$1.24

(1)	Excludes the effect of nonrecurring charges and credits related to the offer to convert, which include the cash premium, accrued but unpaid interest payable to the noteholders in the offer to convert, estimated fees and expenses of the offer to convert and the write-off of deferred offering costs totaling $9.2 million and the income tax effect of these charges of $3.6 million.

(2)	Earnings per share data for the year ended December 31, 2004 have been restated to give effect to a three-for-two stock split effective February 10, 2005.

	As of June 30, 2005
		Pro forma	Pro forma, as
	Actual	adjustments(1)	adjusted(1)
	(dollars in thousands, except per share data)
Balance sheet data
Cash and cash equivalents	$25,201	$(7,420)	$17,781
Notes and interest payable.	895,027	(61,407)	833,620
Stockholders’ equity	189,569	54,410	243,979
Book value per common share	$7.37	$2.22	$9.59

(1)	The pro forma adjustments to the balance sheet data reflect the issuance of 4,901,958 shares of common stock upon conversion, a decrease in notes payable and an increase in stockholders’ equity of $60 million, a decrease in stockholders’ equity for the net tax effect of the nonrecurring charges described above and the payment in cash of $7.4 million representing the premium and accrued but unpaid interest payable to noteholders in the offer to convert and estimated fees and expenses of the offer to convert.

RATIO OF EARNINGS TO FIXED CHARGES
     The following table presents the ratio of earnings to fixed charges for the periods indicated. The term “fixed charges” means the sum of (1) interest expensed and capitalized, (2) amortized premiums, discounts and capitalized expenses related to indebtedness, (3) an estimate of the interest within rental expense and (4) preference security dividend requirements of consolidated subsidiaries.

	Six Months Ended	For the Years Ended
	June 30,	December 31,
	2005	2004	2003
Ratio of earnings to fixed charges(1)	1.35x	1.46x	0.63x
Deficiency of earnings to fixed charges (in thousands)	$—	$—	$10,723

(1)	Our pro forma ratios of earnings to fixed charges reflecting the consummation of the offer to convert (assuming all $60 million in aggregate principal amount of outstanding convertible notes are accepted by us for conversion in the offer to convert) would have been 1.49x and 1.51x for the six-month period ended June 30, 2005 and the year ended December 31, 2004, respectively.

USE OF PROCEEDS
     We will not receive any cash proceeds from the offer to convert. We will pay all fees and expenses related to the offer to convert, other than any commissions or concessions of any broker or dealer. Except as otherwise provided in the letter of transmittal, we will pay the transfer taxes, if any, on the conversion of any convertible notes.
MARKET FOR TARRAGON COMMON STOCK
     Our common stock is traded over-the-counter and is currently quoted on the Nasdaq National Market under the symbol “TARR.” The following table sets forth the high and low bid quotations of our common stock reported by the Nasdaq National Market for the periods indicated. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions. The quotations have been restated to give effect to a three-for-two stock split effective February 14, 2003, a five-for-four stock split effective January 15, 2004 and a three-for-two stock split effective February 10, 2005.

	High	Low
2005
First Quarter	$24.95	$11.90
Second Quarter	25.40	17.35
Third Quarter (through August 8)	29.00	22.20

2004
First Quarter	$10.19	$8.67
Second Quarter	10.00	8.53
Third Quarter	10.08	8.27
Fourth Quarter	12.20	8.60

2003
First Quarter	$7.86	$5.37
Second Quarter	8.71	6.98
Third Quarter	8.83	7.45
Fourth Quarter	8.85	7.85
     A bid of $14.37 was reported to the Nasdaq National Market by another market center during a one-second period on October 23, 2003. The highest trade on October 23, 2003 was $8.08.
     According to our transfer agent’s records, as of August 8, 2005, our common stock was held by approximately 5,700 record holders. On August 8, 2005, the last reported sale price per share of our common stock on the Nasdaq National Market was $23.79.
     No cash dividends were paid to our common stockholders in 2003, 2004 or to date in 2005. In 2000, our board of directors discontinued cash dividends on our common stock. In January 2003, our board of directors approved a three-for-two stock split effective February 14, 2003. In December 2003, our board of directors approved a five-for-four stock split effective January 15, 2004. In January 2005, our board of directors approved a three-for-two stock split effective February 10, 2005.

THE OFFER TO CONVERT
Important Information Regarding the Offer to Convert
     The issuance of our common stock upon conversion of the convertible notes is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof.
     We will not pay fees or commissions to any broker, dealer, or other person for soliciting tenders of convertible notes pursuant to the offer to convert.
     We are not aware of any jurisdiction where the making of the offer to convert is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer to convert is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer to convert will not be made to (nor will tenders be accepted from or on behalf of) the noteholders residing in such jurisdiction.
     You should rely only on the information included or incorporated by reference in this offering circular. We have not authorized anyone to provide you with different information. You should not assume that the information in this offer to convert or any supplement is accurate as of any date other than the date on the cover of the document. By tendering your convertible notes for conversion, you represent that you are basing your decision solely on this offer to convert and your own examination of us and the terms of the proposed conversion, including the merits and risks involved. The contents of this offer to convert should not be construed as legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor as to such matters.
Purpose of the Offer To Convert
     We believe that the issuance of our common stock upon the conversion of convertible notes would increase the liquidity of our common stock and improve our capitalization on a consolidated basis by increasing our outstanding stockholders’ equity. In addition, the consummation of this transaction would enable us to reduce our outstanding debt and interest expense, which would provide us with increased financial flexibility. We believe that the proposed changes to our capital structure may also provide us with greater access to the capital markets and enable us to capitalize on opportunities for future growth.
Background
     We issued $50 million aggregate principal amount of convertible notes on September 16, 2004 and an additional $12 million aggregate principal amount of convertible notes on November 19, 2004. The convertible notes were issued under an indenture, dated as of September 16, 2004, between us and U.S. Bank National Association, as trustee. In accordance with the terms of the indenture, the convertible notes are convertible into shares of our common stock. After giving effect to the three-for-two stock split in February 2005, the convertible notes currently are convertible at a rate of 81.6993 shares of our common stock for each $1,000 principal amount of convertible notes, which is equivalent to a conversion price of approximately $12.24 per share.
Terms of the Offer To Convert
     We are offering to pay a cash premium, plus accrued and unpaid interest up to, but excluding, the expiration date, if holders of outstanding convertible notes agree to convert their convertible notes into shares of our common stock, pursuant to the terms of the convertible notes and upon the terms and subject to the conditions described in this offering circular and the accompanying letter of transmittal. As of the date of this offering circular, $60 million in aggregate principal amount of convertible notes is outstanding.
     Noteholders who tender convertible notes for conversion on or prior to the expiration date will be entitled to receive (1) 81.6993 shares of our common stock issuable upon conversion of the convertible notes in accordance with their terms, (2) $80 in cash for each $1,000 principal amount of convertible notes validly tendered for conversion and not properly withdrawn and (3) accrued and unpaid interest up to, but excluding, the expiration date (or $35 in cash in accrued and unpaid interest for each $1,000 principal amount of convertible notes assuming the offer to convert expires as scheduled on August 23, 2005).
     In lieu of issuing fractional shares, we will pay a cash adjustment based upon the closing price of our common stock on the last day of the offer to convert.
     Noteholders may only tender in integral multiples of $1,000 principal amount of convertible notes. Noteholders may tender less than the aggregate principal amount of convertible notes held by them, provided that they appropriately indicate this fact on the letter of transmittal.
     As of August 8, 2005, all of the convertible notes were registered in the name of Cede & Co., Inc., which held the convertible notes for its participants. Only a registered holder of the convertible notes (or the registered holder’s legal representative or attorney-in-fact) may participate in the offer to convert.
     We will promptly accept convertible notes as validly tendered convertible notes when, as and if we have given oral or written notice of acceptance to the conversion agent. The conversion agent will act as agent for the tendering noteholders. If you are the record owner of your convertible notes and you tender your convertible notes directly to the conversion agent, you will not be obligated to pay any charges or expenses of the conversion agent or any brokerage commissions. If you own your convertible notes through a broker or other nominee, and your broker or nominee tenders the convertible notes on your behalf, they may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. Except as set forth in the instructions to the letter of transmittal, transfer taxes, if any, on the conversion of convertible notes pursuant to the offer to convert will be paid by us.
     Neither Tarragon nor the conversion agent has made a recommendation to any noteholder, and each is remaining neutral as to whether you should tender your convertible notes in the offer to convert. You must make your own investment decision with regard to the offer to convert based upon your own assessment of the market value of the convertible notes, the likely value of our common stock you would receive in the offer to convert, your liquidity needs and your investment objectives. We urge you to carefully read this offering circular in its entirety, including the information set forth in the section of this offering circular entitled “Risk Factors,” and the other documents incorporated by reference into this offering circular.
Extension, Delay in Acceptance Amendment or Termination
     We expressly reserve the right to extend the offer to convert for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the conversion agent and by making public announcement by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. During any extension of the offer to convert, convertible notes previously validly tendered and not properly withdrawn and not accepted for conversion will remain subject to the offer to convert and may, subject to the terms of the offer to convert, be accepted for conversion by us.
     We also expressly reserve the right, at any time or from time to time, subject to and in accordance with applicable law, to:
•	delay the acceptance for conversion of convertible notes tendered pursuant to the offer to convert in anticipation of governmental regulatory approvals;

•	waive any condition (other than those conditions we have identified as conditions we cannot waive) or otherwise amend the terms of the offer to convert in any respect prior to the expiration of the offer to convert, by giving oral, confirmed in writing, or written notice of such waiver or amendment to the conversion agent subject to and in accordance with applicable law; or

•	terminate or withdraw the offer to convert if any condition to the offer is not satisfied, by giving oral, confirmed in writing, or written notice of such termination or withdrawal to the conversion agent.

     Other than an extension of the offer to convert for the purposes described above, we are not aware of circumstance that would cause us to delay acceptance of any validly tendered convertible notes.
     If we make a material change in the terms of the offer to convert or the information concerning the offer to convert, or waive a material condition of the offer to convert, we will promptly disseminate disclosure regarding the changes to the offer to convert and extend the offer to convert, if required by law, to ensure that the offer to convert remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.
     If we make a change in the principal amount of convertible notes sought or the amount of consideration offered in the offer to convert, we will promptly disseminate disclosure regarding the changes and extend the offer to convert, if required by law, to ensure that the offer to convert remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.
     Any waiver, amendment or modification will apply to all convertible notes tendered, regardless of when or in what order such convertible notes were tendered. Any extension, amendment or termination will be followed promptly by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.
     Except as set forth above or as otherwise required by law, without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.
     We expressly reserve the right to terminate the offer to convert if any condition to the offer is not satisfied at any time prior to the expiration date. Any such termination will be followed promptly by a public announcement of such termination. In addition, if we terminate the offer to convert, we will give immediate notice thereof to the conversion agent. If the offer to convert is terminated, withdrawn or otherwise not completed, the consideration will not be paid or become payable to you, even if you have validly tendered your convertible notes in connection with the offer to convert, and any convertible notes you have tendered that we have not accepted for conversion will be returned promptly to you.
Conditions to the Offer to Convert
     Notwithstanding any other provision of the offer to convert, and without prejudice to our other rights, we will not be required to accept for conversion or, subject to any applicable rules of the Commission, convert the convertible notes, and we may terminate, extend or amend the offer to convert, if, at the expiration date, any of the following conditions shall have occurred and be continuing which, regardless of the circumstances, makes it impossible or inadvisable to proceed with the offer to convert:
•	the absence of any determination by the Commission that the offer to convert violates any law, rule or interpretation of the Commission;

•	there has been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the offer to convert, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or that would, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the offer to convert;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the offer to convert, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•	there has occurred or is likely to occur, in our reasonable judgment, any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs;

•	there has occurred:
•	any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States; or

•	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.
     The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part. The determination by us as to whether any condition has been satisfied will be conclusive and binding on all parties. Each right is an ongoing right that may be asserted at any time prior to the expiration date. However, all such conditions to the offer to convert, other than those related to the receipt of any governmental regulatory approvals necessary to consummate the offer to convert, will be either satisfied or waived by us on or before the expiration of the offer period.
Consequences of Failure to Tender Convertible Notes
     Convertible notes not converted in the offer to convert will remain outstanding after the consummation of the offer to convert, provided that, under specified circumstances, we may redeem any of the convertible notes, at our option, in whole or in part, on or after September 16, 2007 at 100% of the principal amount of convertible notes, plus accrued and unpaid interest. Noteholders will continue to have the same rights under the convertible notes as they are entitled to today. If we complete the offer to convert and thereby reduce the aggregate principal amount of outstanding convertible notes, the liquidity of your convertible notes may be adversely affected.
Procedures for Tendering Convertible Notes
     The tender of a noteholder’s convertible notes described below and the acceptance of tendered convertible notes by us will constitute a binding agreement between the tendering noteholder and us upon the terms and conditions described in this offering circular and in the accompanying letter of transmittal. Except as described below, a noteholder who wishes to tender convertible notes in response to the offer to convert must deliver the convertible notes, together with a properly completed and duly executed notice of conversion and letter of transmittal, including all other documents required by the letter of transmittal, to the conversion agent at the address listed on the back cover page of this offering circular prior to 5:00 p.m., New York City time, on August 23, 2005. All convertible notes not tendered in response to the offer to convert will be returned to the tendering noteholders at our expense promptly following the expiration date.
     THE METHOD OF DELIVERY OF CONVERTIBLE NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE NOTEHOLDER. IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE NOTEHOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

How to tender if you are a beneficial owner
     If you beneficially own convertible notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those convertible notes, you should contact the registered holder promptly and instruct it to tender your convertible notes on your behalf.
     If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your convertible notes, either:
•	make appropriate arrangements to register ownership of the convertible notes in your name; or

•	obtain a properly completed power from the registered holder of your convertible notes.
     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.
How to tender generally
     To participate in the offer to convert, a holder must:
•	complete, sign and date the notice of conversion;

•	have the signature on the notice of conversion guaranteed;

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

•	have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

•	mail or deliver the letter of transmittal or facsimile to the conversion agent prior to the expiration date.
     In addition, either:
•	the conversion agent must receive the convertible notes along with the letter of transmittal and notice of conversion prior to the expiration date; or

•	the conversion agent must receive, prior to the expiration date, the letter of transmittal and the notice of conversion and a timely confirmation of book-entry transfer of such convertible notes through DWAC withdrawal.
     To be validly tendered, the conversion agent must receive any physical delivery of the notice of conversion the letter of transmittal and other required documents at its address indicated on the cover page of the letter of transmittal. The conversion agent must receive such documents prior to the expiration date.
     The tender by a holder that is not properly withdrawn prior to the expiration date will constitute a binding agreement between the holder and us in accordance with the terms and subject to the conditions described in this offering circular and in the letter of transmittal.
     The method of delivery of the convertible notes, the notice of conversion, the letter of transmittal and all other required documents to the conversion agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the conversion agent before the expiration date. You should not send the notice of conversion, letter of transmittal or convertible notes to us. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

Signatures and signature guarantees
     If you are using a letter of transmittal or a notice of withdrawal (as described below), you must have signatures guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal. Signature guarantees are not required, however, if the convertible notes are tendered:
•	by a registered holder who has signed the letter of transmittal and consideration to be received in the offer to convert is to be paid directly to such registered holder and such holder has not completed either of the boxes entitled “Special Issuance and Payment Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible institution.
When you need endorsements or powers of attorney
     If the letter of transmittal is signed by a person other than the registered holder of any convertible notes, the convertible notes must be endorsed or accompanied by a properly completed power of attorney. The power of attorney must be signed by the registered holder as the registered holder’s name appears on the convertible notes. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible institution must guarantee the signature on the power of attorney.
     If the letter of transmittal or any convertible notes are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.
Tendering by book-entry transfer through DWAC withdrawal
     The conversion agent and DTC have confirmed that noteholders may tender their convertible notes by book-entry transfer through DWAC withdrawal in accordance with DTC’s procedures for book-entry transfer.
Notice of Conversion
     To validly tender your convertible notes, you must properly execute and deliver a completed notice of conversion to the conversion agent no later than 5:00 p.m., New York City time, on the expiration date. The notice of conversion is required in order for the conversion agent to properly accept the convertible notes being tendered and to subsequently convert the convertible notes into shares of our common stock. The notice of conversion will allow you to provide the conversion agent with information such as to who the shares of our common stock should be issued and where such shares of our common stock should be delivered. Signatures on the notice of conversion must be guaranteed by an “eligible guarantor institution” meeting the requirements of the security registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program or such other “signature guarantee program” as may be determined by the security registrar in addition to, or in substitution for, the Security Transfer Agent Medallion Program, all in accordance with the Exchange Act.
Guaranteed Delivery Procedures
     Noteholders who wish to tender their convertible notes and (1) whose convertible notes are not immediately available or (2) who cannot deliver their convertible notes or complete the procedure for book-entry transfer through DWAC withdrawal on a timely basis and deliver any other documents required by the letter of transmittal to the conversion agent prior to the expiration date, may tender their convertible notes according to the guaranteed delivery procedures described in the letter of transmittal. According to those procedures: (a) the tender must be made by or through an eligible institution and a notice of guaranteed delivery must be signed by the noteholder; (b) on or prior to the expiration date, the conversion agent must have received from the noteholder and the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the noteholder, the certificate number or numbers of the tendered convertible notes and the principal amount of tendered convertible notes, stating that the tender is being made thereby and guaranteeing that, within three business days after the date of delivery of the notice of guaranteed delivery, the tendered convertible notes or a confirmation of book-entry transfer of such convertible notes through DWAC withdrawal, a duly executed notice of conversion, a duly executed letter of transmittal, and any other required documents will be deposited by the eligible institution with the conversion agent; and (c) the properly completed and executed notice of conversion, the properly completed and executed letter of transmittal and all other required documents and the tendered convertible notes in proper form for transfer or confirmation of a book-entry transfer of such convertible notes through DWAC withdrawal must be received by the conversion agent within three business days after the date of delivery of the notice of guaranteed delivery. Any noteholder who wishes to tender convertible notes pursuant to the guaranteed delivery procedures described above must ensure that the conversion agent receives the notice of guaranteed delivery relating to the convertible notes prior to 5:00 p.m., New York City time, on the expiration date.
Acceptance of Convertible Notes for Conversion; Delivery of Cash and Shares of our Common Stock
     Assuming we have not previously elected to terminate the offer to convert as a result of the failure of any condition to the offer, upon satisfaction or waiver of all of the conditions to the offer to convert, we will promptly accept any and all of our $60 million in aggregate principal amount of convertible notes that are validly tendered and not properly withdrawn in the offer to convert prior to 5:00 p.m., New York City time, on the expiration date. We will pay the cash portion of the consideration, including accrued and unpaid interest up to, but excluding, the expiration date promptly after acceptance of the convertible notes for conversion. For purposes of the offer to convert and payment of the cash portion of the consideration, we will be deemed to have accepted validly tendered convertible notes for conversion when, as and if we have given oral or written notice of our acceptance of the convertible notes to the conversion agent. Payment of the cash portion of the consideration will be administered promptly by the conversion agent.
     In all cases, the payment of cash premium, plus accrued and unpaid interest up to, but excluding, the expiration date, and issuance of shares of our common stock for convertible notes that are accepted for conversion pursuant to the offer to convert will be made only after timely receipt by the conversion agent of the convertible notes or of confirmation of a book-entry transfer of the convertible notes through DWAC withdrawal, a properly completed and duly executed notice of conversion, a properly completed and duly executed letter of transmittal and all other required documents. We reserve the absolute right to reject any and all tenders of convertible notes improperly tendered and waive any defects or irregularities in the tender or conditions of the offer to convert. If we decide not to accept your convertible notes as a result of the failure of any condition to the offer or an invalid tender, the convertible notes not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the offer to convert. In the case of convertible notes tendered by book-entry transfer through DWAC withdrawal, any properly withdrawn or unaccepted convertible notes will be credited to your account at DTC.
     Under no circumstances will we pay interest on the offer to convert consideration regardless of any delay in making such payment.
Withdrawal Rights
     Tenders of the convertible notes may be withdrawn by delivery of a written notice to the conversion agent, at its address listed on the back cover page of this offering circular, at any time prior to 5:00 p.m., New York City time, on the expiration date. In addition, you may withdraw any previously tendered convertible notes if we have not accepted them for conversion within 40 business days from the commencement of the offer to convert. Any notice of withdrawal must (1) specify the name of the person having deposited the convertible notes to be withdrawn, (2) identify the convertible notes to be withdrawn (including the certificate number or numbers and principal amount of the convertible notes, as applicable) and (3) be signed by the noteholder in the same manner as the original signature on the letter of transmittal by which the convertible notes were tendered and must be guaranteed by an eligible institution. Any questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us, in our sole and absolute discretion. The convertible notes so withdrawn will be deemed not to have been validly tendered for conversion for purposes of the offer to convert. Any convertible notes which have been tendered for conversion but which are withdrawn will be returned to the noteholder without cost to the noteholder as soon as practicable after withdrawal. Properly withdrawn convertible notes may be re-tendered by following one of the procedures described above under “—Procedures for Tendering Convertible Notes” at any time on or prior to the expiration date.
The Conversion Agent
     U.S. Bank National Association is the conversion agent. All tendered convertible notes, executed letters of transmittal and other related documents should be directed to the conversion agent at its address and telephone numbers listed on the back cover of this offering circular. We will pay the conversion agent reasonable and customary compensation for its services in connection with the offer to convert, reimburse it for its reasonable out-of-pocket expenses and indemnify it against certain liabilities and expenses in connection with the offer to convert, including liabilities under federal securities laws.
Fees and Expenses
     Fees and expenses in connection with the offer to convert are estimated to be approximately $7.4 million, including the cash premium, plus accrued and unpaid interest up to, but excluding the expiration date, and Commission filing fees, the fees of the financial advisor, conversion agent, counsel, accountants and other professionals and financial printing expenses.
Accounting Treatment
     The accounting for the tender and conversion of the convertible notes pursuant to the offer to convert will result in a conversion and related reclassification of the original aggregate principal amount of the convertible notes to stockholders’ equity, and the recognition of ordinary expense in our statement of operations for unamortized debt issuance expense associated with the issuance of the convertible notes of approximately $3.2 million (assuming $60 million of convertible notes are tendered in the offer to convert) and the cash portion of the consideration paid to noteholders in the offer to convert.
Appraisal Rights
     There are no dissenter’s rights or appraisal rights with respect to the offer to convert.
Regulatory Approvals
     We are not aware of any other material regulatory approvals necessary to complete the offer to convert, other than our obligation to file a Schedule TO with the Commission and otherwise comply with applicable securities laws.

RESTRICTED COMMON STOCK; REGISTRATION RIGHTS
     Your ability to transfer our common stock that you will receive upon conversion of the convertible notes will initially be restricted. If any noteholder decides to offer, resell, pledge or otherwise transfer any of the registrable securities, the registrable securities may be offered, resold, pledged or otherwise transferred only in accordance with any applicable securities laws of the United States.
     In this regard, we entered into registration rights agreements pursuant to which we filed the shelf registration statement with the Commission in connection with the initial resale of the registrable securities. The shelf registration statement, as amended on January 20, 2005, was declared effective under the Securities Act on January 24, 2005, and we will use reasonable best efforts to keep the shelf registration statement effective until all of the registrable securities have been sold pursuant to the shelf registration statement or the expiration of the required holding period under Rule 144(k) under the Securities Act, or any successor provision, whichever is sooner.
     We may suspend the use of the resale prospectus that is a part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. Any suspension period shall not exceed an aggregate of 60 days in any 12-month period.
     We will pay predetermined liquidated damages if the resale prospectus is unavailable for periods in excess of those permitted above:
•	on the convertible notes at an annual rate equal to 0.50% for the first 90 days and 0.50% thereafter for each succeeding period of 90 days, of the aggregate principal amount of the convertible notes outstanding until the registration default is cured and in no case to exceed an annual rate of 2.0% of the aggregate principal amount of the convertible notes outstanding; and

•	on our common stock received upon conversion of convertible notes, at an annual rate per share of our common stock equal to 0.50% for the first 90 days and 0.50% thereafter for each succeeding period of 90 days, of an amount equal to $1,000 divided by the conversion rate during such periods, in no case to exceed an annual rate of 2.0% until the registration default is cured.
     Any noteholder who elects to sell our common stock received upon conversion of convertible notes pursuant to the shelf registration statement must:
•	be named as a selling stockholder in the resale prospectus or a prospectus supplement;

•	deliver a resale prospectus to purchasers as required by applicable securities laws; and

•	otherwise comply with applicable provisions of the registration rights agreements.
     In order to be listed as a selling securityholder in a prospectus supplement, you must complete and deliver a selling securityholder questionnaire to us. A copy of the questionnaire is available upon request. Upon our receipt of a completed questionnaire, together with any other information we may reasonably request, we will, within five business days, file any amendments to the shelf registration statement or supplements to the resale prospectus as are necessary to permit you to deliver the resale prospectus to purchasers of registrable securities, subject to our right to suspend the use of the resale prospectus. We will pay the predetermined liquidated damages described above to the holder if we fail to make the filing in the time required or, if such filing is a post-effective amendment to the shelf registration statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 45 days after the filing. If you do not complete and deliver a questionnaire or provide the other information we may request, you will not be named as a selling stockholder in the resale prospectus and are not permitted to sell registrable securities pursuant to the shelf registration statement.
     In addition, holders of shares of our common stock received upon conversion of the convertible notes may also be able to sell those shares of our common stock pursuant to a public sale under Rule 144 of the Securities Act, or by any similar provision then in force. In general, under Rule 144 as currently in effect, beginning 90 days after the date of the resale prospectus, a person or persons whose registrable securities are aggregated, who has beneficially owned the registrable securities for at least one year, including persons who may be deemed to be our “affiliates,” would be entitled to sell within any three-month period an amount of our common stock that does not exceed the greater of:
•	1.0% of our common stock then outstanding, which will equal approximately 293,978 shares of our common stock immediately after the consummation of this offer to convert (assuming the acceptance by us of $60 million in aggregate principal amount of outstanding convertible notes at a conversion rate of 81.6993 per share of our common stock and the issuance of 4,901,958 shares of our common stock); or

•	the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed (assuming the acceptance by us of $60 million in aggregate principal amount of outstanding convertible notes).
     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of certain public information about us.
     In addition, under Rule 144(k), a person who is not deemed to have been one of our “affiliates” at any time during the 90 days preceding a sale, and who has beneficially owned registrable securities proposed to be sold for at least two years, including the holding period of any prior owner other than an “affiliate,” is entitled to sell those registrable securities without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Beginning on September 17, 2006 for holders of convertible notes issued on September 16, 2004, or November 20, 2006 for holders of convertible notes issued on November 19, 2004, registrable securities may be eligible for resale pursuant to Rule 144(k) under the Securities Act, if the holder of the registrable securities has fulfilled these requirements.
     This summary of the registration rights agreements is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreements, forms of which are available upon request to us. In addition, the information set forth above concerning certain interpretations of and positions taken by the staff of the Commission is not intended to constitute legal advice, and prospective investors should consult their own legal advisors with respect to such matters.

DESCRIPTION OF CAPITAL STOCK
     Our authorized capital stock consists of 100,000,000 shares of our common stock, par value $0.01 per share, and 20,000,000 shares of special stock, par value $0.01 per share. Under our articles of incorporation, “special stock” is the functional equivalent of preferred stock. Our board of directors designated 2,500,000 shares of special stock as the series of 10% cumulative preferred stock, referred to in this offering circular as the “10% cumulative preferred stock,” on May 1, 2000.
     As of June 30, 2005, we had outstanding 24,495,905 shares of our common stock and 748,833 shares of our 10% cumulative preferred stock. We also had outstanding options to purchase 2.7 million shares (as adjusted for the three-for-two stock split in February 2005) of our common stock held by our officers, directors and employees.
     The transfer agent and registrar for our common stock and our 10% cumulative preferred stock is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.
10% Cumulative Preferred Stock
Dividends
     Holders of the 10% cumulative preferred stock are entitled to receive, when and as declared by our board of directors out of the funds legally available for such purpose, cumulative annual dividends of $1.20 per share. Dividends are payable quarterly. Accrued but unpaid dividends do not compound.
Redemption
     The 10% cumulative preferred stock may be redeemed in whole or in part, at our option, from and after June 30, 2003 at a redemption price of $12.00 per share, together with all accrued but unpaid dividends to the date of redemption, plus a premium starting at $0.50 per share and reducing annually thereafter by $0.10 per share per year. There is no mandatory redemption, and we are not required to maintain any “sinking fund” for the retirement of the 10% cumulative preferred stock. We may not purchase or redeem shares of the 10% cumulative preferred stock while there is any arrearage in payment of dividends on any other outstanding series of preferred stock.
Rights on Liquidation
     In the event of our liquidation, dissolution or winding up, the holders of the 10% cumulative preferred stock will be entitled to a preferential payment of $12.00 per share, plus all accrued but unpaid dividends to the date of liquidation.
     The 10% cumulative preferred stock will be preferred over our common stock and all other shares junior to the 10% cumulative preferred stock with respect to both dividends and distributions upon our liquidation, dissolution or winding up. So long as any shares of 10% cumulative preferred stock remain outstanding, no dividend may be declared or paid and no other distribution may be made on our common stock or any other shares junior to the 10% cumulative preferred stock except in shares junior to the 10% cumulative preferred stock unless all accumulated dividends on the 10% cumulative preferred stock have been paid and the current dividend paid or declared.
     The 10% cumulative preferred stock ranks at parity as to dividends and upon liquidation, dissolution or winding up with all other shares of special stock issued by us. We may not issue any shares of special stock of any series which are superior to the 10% cumulative preferred stock as to dividends or rights upon liquidation, dissolution or winding up as long as any shares of the 10% cumulative preferred stock are issued and outstanding, without the prior written consent of the holders of a majority of the shares of 10% cumulative preferred stock then outstanding, voting separately as a class.

Voting Rights
     The holders of our 10% cumulative preferred stock do not have general voting rights. However, if at any time six quarterly dividends on the 10% cumulative preferred stock are in arrears, in whole or in part, the holders of that series of stock are entitled to vote separately as a class to elect one director. Such director, if elected, will cease to serve when any dividend arrearages are paid.
Conversion
     Shares of 10% cumulative preferred stock may not be converted into our common stock or any of our other securities.
Common Stock
     Our common stock has no conversion, redemption, preemptive or subscription rights. Holders of our common stock are entitled to share, pro rata, in accordance with the number of shares held, any dividends that may be declared, from time to time, by our board of directors, after all current and accrued dividends have been paid or declared and set apart for payment, in connection with any then outstanding series of special or preferred stock. All shares of our common stock presently issued and outstanding are fully paid and non-assessable.
Rights on Liquidation
     Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, after payment of all debts and liabilities and the amounts or preference, if any, for each outstanding share of special stock, all remaining assets, pro rata, in proportion to the number of shares of our common stock held by them.
Voting Rights
     Each share of our common stock is entitled to one vote for all purposes on all matters submitted to the stockholders. Our articles of incorporation do not authorize cumulative voting in the election of directors. Similarly, there are no redemption rights, sinking fund provisions or rights of conversion with respect to our common stock and holders of our common stock do not have any preemptive rights to acquire additional shares of our common stock.
Provisions of our Governing Instruments that Affect the Capital Stock
Classification of our Board of Directors
     Directors are elected annually by a plurality of the votes at a meeting called for that purpose. Our board is not presently “classified” (i.e., does not have classes of directors elected for staggered multi-year terms). Under our articles of incorporation, each director may be removed only by the affirmative vote of the holders of not less than two-thirds of the outstanding stock then entitled to vote for the election of such director. Our articles of incorporation provide that the exact number of directors may be fixed or changed by the affirmative vote of a majority of the entire board of directors, from time to time, within the limits set by our articles of incorporation. Any vacancy on our board of directors may be filled by a vote of the majority of the directors then in office or by a sole remaining director.
Management Liability
     Under the management liability provision contained in our articles of incorporation, directors do not have personal liability to us or our stockholders for monetary damages for any breach of their fiduciary duties as directors (including, without limitation, any liability for gross negligence in the performance of their duties), except (1) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) for the payment of dividends in violation of Section 78.300 of Nevada Revised Statutes, referred to in this offering circular as the “NRS.” The management liability provision supplements indemnification rights afforded to our officers and directors under our articles of incorporation and bylaws, which provide, in substance, that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by the NRS and other applicable laws.
Shareholder Liability
     Although our articles of incorporation do not expressly limit stockholder liability, pursuant to Article 8, Section 3, of the Nevada constitution and Section 78.225 of the NRS, stockholders are not personally liable for the payment of a corporation’s debts, except to the extent a stockholder has not paid the consideration for which that stockholder’s shares were authorized to be issued or which was specified in a written subscription agreement between the corporation and the stockholder.
The Restrictions on Related-Party Transactions Provision
     Our articles of incorporation provide that we will not, directly or indirectly, contract or engage in any transaction with any of our directors, officers or employees or any of our or their affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act) unless all material facts as to the relationships between and financial interest of the relevant individuals or entities in and to the contract or transaction are disclosed to or are known by our board of directors or the appropriate board committee and our board of directors or the appropriate committee determines that such contract or transaction is fair to the company and simultaneously authorizes or ratifies such contract or transaction by the affirmative vote of a majority of the independent directors entitled to vote thereon. Our articles of incorporation define an “independent director” as a director who is not an officer or employee of the company.
     Our articles of incorporation do not supplant Nevada law regarding related-party transactions; rather, it provides additional protections. Under the NRS, a contract or transaction between a corporation and one or more of its directors or officers or between a corporation and any corporation, firm or association in which one or more of its directors or officers are directors or officers or are financially interested, is not void or voidable solely for this reason, or solely because the director or officer is present at the meeting of our board of directors which authorizes or approves the contract or transaction, or because the vote or votes of common or interested directors are counted for that purpose, provided that one of the following four requirements is met:
•	The fact of the common directorship, office or financial interest is disclosed or known to our board of directors or committee and noted in the minutes, and our board of directors or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient for the purpose without counting the vote or votes of the common or interested director or directors.

•	The fact of the common directorship, office or financial interest is disclosed or known to the stockholders, and they approve or ratify the contract or transaction in good faith by a majority vote of stockholders holding a majority of voting power. The votes of the common or interested directors or officers must be counted in any such vote of stockholders.

•	The fact of the common directorship, office or financial interest is not disclosed or known to the director or officer at the time the transaction is brought before our board of directors of the corporation for action.

•	The contract or transaction is fair as to the corporation at the time it is authorized or approved.
The Consent Provision
     Our articles of incorporation provide that stockholders may act without a duly called annual or special meeting by written consent setting forth the action to be taken and signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote thereon were present and voting. Under the NRS, unless otherwise provided in a corporation’s articles of incorporation, any action which is required or permitted to be taken at an annual or special meeting of stockholders may instead be taken without a meeting if a written consent setting forth the action to be taken is signed by stockholders holding at least a majority of the voting power or of such greater proportion as is required for such action.

The Stockholder Meeting Provision
     The stockholder meeting provision, also set forth in our articles of incorporation, provides that subject to the rights of the holders of any series of preferred stock, stockholders may not by themselves call a special meeting of stockholders. Special meetings of stockholders may only be called by our board of directors, the chairman of the board of directors or the president. The stockholder meeting provision could have the effect of inhibiting stockholder actions that require a meeting of stockholders unless our board of directors, its chairman or the president calls such a meeting.
Other Provisions Regarding Stockholder-Management Relations
     Our bylaws provide, among other things, that any stockholder entitled to vote in the election of directors to our board of directors generally may nominate one or more persons for election as directors at a meeting only if such stockholder gives not fewer than 35, nor more than 60, days’ prior written notice of intent to make such nomination or nominations to the secretary (or, if fewer than 45 days’ notice or prior public disclosure of the meeting date is given or made to stockholders, not later than 10 days following such notice or disclosure). Under this provision, referred to in this offering circular as the “nomination provision,” the chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the procedures set forth in our bylaws.
     Although the nomination provision does not give our board of directors any power to approve or disapprove of stockholder nominations for the election of directors, the nomination procedure may have the effect of precluding a nomination for the election of directors at a particular annual meeting if the proper procedures are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.
     Our bylaws also provide that, in addition to any other applicable requirements, for business not specified in the notice of meeting or brought by or at the direction of our board of directors to be properly introduced by a stockholder, the stockholder must give not fewer than 35, nor more than 60, days’ prior notice to the secretary (or if fewer than 45 days’ notice or prior public disclosure of the meeting date is given or made to stockholders, not later than 10 days following such event). This provision, referred to in this offering circular as the “stockholder proposal provision,” does not preclude discussion by any stockholder of business properly brought before any meeting. Although the stockholder proposal provision does not give our board of directors or the chairman of the meeting any powers to approve or disapprove such matters, it may have the effect of precluding the consideration of matters at a particular meeting if the proper procedures are not followed.
The Business Combination Provision
     Our articles of incorporation are designed to encourage companies interested in acquiring us to negotiate with our board of directors and to give greater assurance to our stockholders that they will receive fair and equitable treatment in the event of a “business combination” involving the company with or proposed by or on behalf of “interested stockholders” or certain related parties.
     Under our articles of incorporation, a business combination with, or proposed by or on behalf of, any interested stockholder or any affiliate or associate (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act) of any interested stockholder or any person who thereafter would be an affiliate or associate of any interested stockholder would require approval by the affirmative vote of not less than 66 2/3% of the votes entitled to be cast on such transaction by the holders of all shares of our voting stock then outstanding, referred to in this offering circular as the “voting stock,” voting together as a single class, excluding shares beneficially owned by such interested stockholders. However, the two-thirds affirmative vote of stockholders is not required if a majority of the members of our board of directors or, in the case of such business combination involving any affiliate, a majority of our board of directors including a majority of the independent members of our board of directors , approves the business combination prior to the date on which the interested stockholder became the beneficial owner of 20% or more of our shares, referred to in this offering circular as the “acquisition date.” If such prior board approval is obtained, the business combination will be subject to the applicable voting requirement under the NRS. Presently, for most types of business combination transactions on which a stockholder vote would be required, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the matter (including shares beneficially owned by the interested stockholder) is required. If the two-thirds vote required by the business combination provision is obtained in connection with a particular proposed business combination, approval of a majority of our board of directors will not be necessary. Under certain circumstances, a business combination will be presumed to be proposed by or on behalf of an interested stockholder unless a majority of the members of our board of directors determines otherwise.
     Shares of our common stock are quoted on the Nasdaq National Market which also has certain rules applicable to us. These rules require prior stockholder approval as a prerequisite to the Nasdaq National Market approval of applications to list additional shares where such shares are to be issued in any transaction or series of related transactions (1) as sole or partial consideration for an acquisition of the stock or assets of another company (a) if any individual director, officer or substantial stockholder of the listed company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction and the present or potential issuance of our common stock or securities convertible into our common stock, could result in an increase in our outstanding common stock of 5% of more; or (b) where the present or potential issuance of our common stock or securities convertible into our common stock, could result in an increase in our outstanding common stock of 20% or more; (2) in connection with (a) the sale or issuance of our common stock (or securities convertible into our common stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal stockholders of the company equal 20% or more of our presently outstanding common stock or (b) the sale or issuance by the company of our common stock (or securities convertible into our common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock; or (3) the net effect of which is that a listed company is acquired by an unlisted company even though the listed company is the nominal survivor.
     An “interested stockholder” is defined in our articles of incorporation to include any person who (1) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of 20% or more of the voting stock or (2) is an affiliate or associate of the company and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 20% or more of the voting stock. A person is the “beneficial owner” of voting stock that such person and certain related parties, directly or indirectly, own or have the right to acquire, hold, vote or dispose of. The company, any of our subsidiaries and certain profit-sharing and employee-benefit plans are among the entities specifically excepted from the definition of “interested stockholder.”
     A “business combination” includes the following transactions with, or proposed by or on behalf of, any interested stockholder or certain related parties: (1) a merger or consolidation of the company or any subsidiary with an interested stockholder or certain related parties; (2) the sale, lease, exchange, mortgage, pledge, transfer or other disposition by the company or a subsidiary of any assets or securities to an interested stockholder or certain related parties or any other arrangement with or for the benefit of an interested stockholder or any such related party (including investments, loans, advances, guarantees, extensions of credit, security interests and joint venture participation) that (except in certain circumstances), together with all other such arrangements (including all contemplated future events), involve assets or securities having a value (or involving aggregate commitments) of $5 million or more or constitute more than 5% of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or 5% of the stockholders’ equity (in the case of transactions in capital stock) of the entity in question, as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the company would be required to approve or authorize such transaction; (3) the adoption of any plan or proposal for the liquidation or dissolution of the company; (4) any reclassification of securities recapitalization, merger with a subsidiary or other transaction which has the effect, directly or indirectly, of increasing an interested stockholder’s proportionate share of the outstanding capital stock of the company or a subsidiary; or (5) any agreement or arrangement providing for any one or more of the actions specified in the foregoing clauses (1) through (4).
     By providing that the two-thirds vote requirement would not be invoked if a majority of our board of directors approves a business combination prior to the acquisition date, the articles of incorporation are intended to encourage companies interested in acquiring the company to negotiate in advance with our board of directors. The articles of incorporation may discourage attempts to take over the company by a principal stockholder. By requiring a two-thirds vote of stockholders other than the relevant interested stockholder to approve a business combination not approved by our board of directors, the articles of incorporation may enable a minority of the stockholders to prevent consummation of a business combination. To the extent that the articles of incorporation discourage tender offers or the accumulation of our common stock by a third party, stockholders may be deprived of higher market prices for their stock which may result from such events.
     The articles of incorporation effectively allow our board of directors to waive the requirement that any business combination with, or proposed by or on behalf of, any interested stockholder requires the approval of not less than two-thirds of the votes cast by the holders of all shares of voting stock (excluding voting stock owned by such interested stockholder). If a majority of the members of our board of directors or, in the case of business combination involving any affiliate or the company, a majority of our board of directors including a majority of the members of our board of directors who at the time are neither officers or employees of the company, approves such business combination prior to the acquisition date, such business combination requires only such affirmative vote, if any, as is required by applicable law or by any other provision of our articles of incorporation or bylaws or by any agreement with any national securities exchange.
     The NRS imposes generally similar restrictions upon certain business combinations with interested stockholders of a Nevada corporation, but, among other differences, the NRS defines the terms “business combination” and “interested stockholder” differently and, unlike our articles of incorporation, Nevada law subjects certain business combinations with interested stockholders to a three-year moratorium unless specified conditions are met. In our articles of incorporation, we have expressly elected not to be governed by NRS statutes governing business combinations with interested stockholders (NRS Sections 78.411 through 78.444, inclusive) and acquisitions of a controlling interest (NRS Sections 78.378 through 78.3793, inclusive).
The Evaluation Provision
     Our articles of incorporation permit our board of directors to take into account all factors it deems relevant in evaluating, among other things, tender offers, proposals of business sales or combinations and proposals for corporate liquidation or reorganizations, including the potential impact of any such transaction on our creditors, partners, joint venturers, other constituents and the communities in which its’ offices, other establishments or investments are located, referred to in this prospective collectively as the “non-stockholder constituencies.”
     Consideration of the effect of a business combination proposal on our non-stockholder constituencies may help to maintain or improve our financial condition and, as a result, confer related benefits upon our stockholders. However, because our articles of incorporation allow our board of directors to consider numerous judgmental or subjective factors affecting such a proposal, including certain non-financial matters, their consideration may lead our board of directors to oppose a transaction that, as an exclusively financial matter, may be attractive to stockholders.
     The NRS expressly provides that in evaluating acquisition proposals, directors may consider certain interests of non-stockholder constituencies including (1) the interests of the corporation’s employees, suppliers, creditors and customers; (2) the economy of the state and nation; (3) the interests of the community and of society; and (4) the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation.
Amendment Provisions
     The amendment provisions of our articles of incorporation generally require a super-majority vote for changes in our governing documents submitted to stockholders. Although these provisions may have a deterrent effect on some of our potential acquisitions, thus serving to entrench current management, they are designed primarily to ensure that an acquiror cannot circumvent the acquisition safeguards contained in our governing documents.
     Our articles of incorporation expressly authorizes our board to make, adopt, alter, amend, change or repeal our bylaws. This provision further states that our stockholders may not make, adopt, alter, amend, change or repeal our bylaws except upon the affirmative vote of holders of not less than 75% of the outstanding stock entitled to vote thereon. This super-majority voting provision could enable holders of only more than 25% of our common stock to prevent holders of a substantial majority of our common stock who do not approve of certain provisions of the bylaws from amending or repealing such provisions. In this regard, it should be noted that certain directors, executive officers of and persons and entities with which they are affiliated have collective beneficial ownership of approximately 63.9% of our outstanding stock as of June 30, 2005. The bylaw amendment provision helps to ensure continuity with respect to the management of our day-to-day operations, but it may also prevent a purchaser who acquires a majority of the shares of our common stock from adopting bylaws that are not in the best interest of the minority stockholders or repealing bylaws that are in such stockholders’ interest.
     Our articles of incorporation require the affirmative vote of at least 75% of the outstanding stock entitled to vote thereon to alter, amend or repeal the bylaw amendment provision, consent provision, stockholder meeting provision, business combination provision, director removal provision, evaluation provision and articles of incorporation amendment provision, unless a majority of our board of directors approves such alteration, amendment or repeal.
     This amendment provision makes it more difficult for stockholders to make changes in our articles of incorporation, including changes designed to enable holders of a majority of our common stock to obtain control over the company. However, the amendment provision may help protect minority stockholders from disadvantageous changes supported by less than a substantial majority of other stockholders.

COMPARISON OF RIGHTS BETWEEN OUR
CONVERTIBLE NOTES AND OUR COMMON STOCK
     The following describes the material differences between the rights of noteholders and holders of shares of our common stock. While we believe that the description covers the material differences between the convertible notes and our common stock, this summary may not contain all of the information that is important to you. You should carefully read this entire offering circular, the letter of transmittal and the documents incorporated by reference into this offering circular for a more complete understanding of the differences between being a holder of the convertible notes and a holder of shares of our common stock.
Governing Document
     As a holder of the convertible notes, your rights currently are set forth in, and you may enforce your rights under, the convertible notes issued by us and under an indenture, dated as of September 16, 2004, between us and U.S. Bank National Association, as trustee. After completion of the offer to convert, holders of shares of our common stock will have their rights set forth in, and may enforce their rights under, our articles of incorporation and bylaws and Nevada law.
Payments
     Noteholders are entitled to interest on the convertible notes accruing at a rate of 8.00% per annum payable in cash on March 15 and September 15 of each year, beginning on March 15, 2005. The convertible notes will mature on September 16, 2009, at which time noteholders are entitled to return of their principal, plus accrued and unpaid interest, if any. Holders of our common stock are entitled to receive accrued dividends if, as and when as declared by our board of directors out of funds legally available for such purpose. See “Market for Tarragon Stock.”
Redemption
     We may redeem the convertible notes on or after September 16, 2007 for cash, in whole or in part, upon written notice, if such notice is given within 15 trading days after the end of any period of 30 consecutive trading days in which the closing price of our common stock on the Nasdaq National Market equals or exceeds 150% of the applicable conversion price for 20 of those 30 trading days. The redemption price would be 100% of the principal amount of the note, plus accrued and unpaid interest, if any. The shares of our common stock are not subject to redemption.
Conversion
     The convertible notes may currently be converted, at your option, at a conversion ratio of 81.6993 shares of our common stock per $1,000 note, which reflects a conversion price of $12.24 per share, subject to adjustment. The shares of our common stock are not subject to conversion.
Listing
     The convertible notes are not listed on any national securities exchange, but are eligible for trading in the PORTAL Market. Shares of our common stock are quoted on the Nasdaq National Market under the symbol “TARR.”
Voting Rights
     Noteholders have no voting rights until such noteholders have converted their convertible notes into shares of our common stock. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.
Maturity
     The convertible notes will mature on September 16, 2009. Our common stock never matures.

Ranking
     The convertible notes are our general, unsecured unsubordinated obligations and rank:
•	equally with all of our existing and future senior unsecured indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness;

•	effectively junior to all of our existing and future secured indebtedness to the extent of such security; and

•	effectively junior to all existing and future indebtedness, preferred stock and liabilities of our subsidiaries.
     In any liquidation, dissolution or winding up of us, our common stock would rank below all debt claims against us, including the convertible notes. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders have been satisfied. In addition, holders of shares of our preferred stock will have priority over the holders of our common stock with respect to the distribution of our assets in the event of our liquidation or dissolution.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
Material U.S. Federal Income Tax Consequences
     The following is a summary of material U.S. federal income tax consequences to holders of convertible notes that participate in the offer to convert. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary deals only with convertible notes and shares of our common stock received pursuant to the offer to convert that are held as capital assets. This section does not apply to you if you are a member of a special class of holders subject to special rules such as:
•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank or financial institution,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns convertible notes or shares of our common stock received pursuant to the conversion that are a hedge or that are hedged against interest rate risks,

•	a person who has ceased to be citizen or resident of the United States,

•	a person that owns convertible notes or shares of our common stock received pursuant to the conversion as part of a straddle or conversion transaction for tax purposes, or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
     For purposes of this summary, you are a “U.S. holder” if you are a beneficial owner of a convertible note or share of our common stock and you are:
•	a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the U.S. or of any state thereof (including the District of Columbia),

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust (and certain other trusts that have elected to continue to be treated as U.S. trusts).
     A non-U.S. holder is a beneficial owner of a convertible note or share of our common stock that is not a U.S. holder. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds convertible notes or shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the partner’s status and the activities of the partnership. If you are a partnership holding convertible notes or shares of our common stock (or if you are a partner in such partnership), you are urged to consult your own tax advisors about the U.S. federal income tax consequences of participating in the offer to convert and of owning the shares of our common stock received in the conversion.
     This summary is not binding on the Internal Revenue Service (the “IRS”). We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.
Tax Consequences to U.S. Holders
     This subsection describes material U.S. federal income tax consequences to a U.S. holder. If you are not a U.S. holder, this subsection does not apply to you and you should refer to “—Tax Consequences to Non-U.S. Holders,” below.
Participation in Offer to Convert
     The tax treatment of U.S. holders that participate in the offer to convert is uncertain. It is well established that a U.S. holder of our convertible notes would not recognize income, gain or loss upon converting the convertible notes solely into the number of shares of our common stock provided for under the notes’ terms. No authority, however, addresses whether the holders’ simultaneous receipt, pursuant to the offer to convert, of $80 cash for each $1,000 principal amount of convertible notes (the “Additional Cash”) and accrued interest on the convertible notes in addition to those shares would cause this general rule not to apply. While the matter is not free from doubt, we intend to take the position that the general rule for convertible notes referred to above is sufficiently well-established to remain applicable to the offer to convert, and that the receipt of shares of our common stock pursuant to the offer to convert will not be taxable. If this position is correct, as is assumed for purposes of the remainder of this summary, a U.S. holder’s tax basis in the shares of common stock received upon conversion of the convertible notes will be equal to the holder’s aggregate tax basis in the convertible notes converted (less any portion of that basis allocable to cash received in lieu of a fractional share) and the holding period of the shares of common stock received by the holder upon conversion of the convertible notes will include the period during which the holder held the convertible notes prior to conversion. Any cash received in lieu of a fractional share of our common stock will result in capital gain or loss, measured by the difference between the cash received for the fractional share and your adjusted tax basis in the fractional share. The receipt of Additional Cash and the accrued interest will be taxable to U.S. holders as ordinary income.
     It is possible that the IRS would treat the receipt of the Additional Cash and the accrued interest as giving rise to a taxable exchange for U.S. federal income tax purposes, in which case the holder would recognize gain or loss with respect to all of the consideration received, including the shares of our common stock (in an amount equal to the difference between (i) the fair market value of the shares of our common stock and cash exchanged therefor (other than cash attributable to accrued interest, which would be taxable as ordinary income) and (ii) the U.S. holder’s adjusted tax basis in the convertible notes tendered). Alternatively, it is also possible that the IRS would treat the receipt of shares of our common stock and cash for convertible notes pursuant to the offer to convert as a recapitalization, in which case a U.S. holder would recognize gain (but not loss), if any, equal to the lesser of (i) the amount of cash received in the offer to convert (other than cash attributable to accrued interest) and (ii) the amount by which the cash and the fair market value of the shares of common stock received (other than cash attributable to accrued interest) exceeds the U.S. holder’s adjusted tax basis in the convertible notes tendered. U.S. holders are urged to consult their tax advisors with respect to the consequences to them under these alternative scenarios.
Taxation of Distributions on Our Common Stock
     Distributions paid on our common stock will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includable in income by the U.S. holder and taxable as ordinary income when received or accrued, in accordance with the U.S. holder’s method of tax accounting. If a distribution exceeds current or accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in our common stock. Any remaining excess will be treated as a capital gain. If the U.S. holder is a corporation, it generally will be able to claim a dividends received deduction equal to a portion of any dividends received, subject to certain limitations and conditions.

Sale or Other Disposition of Our Common Stock
     Upon a sale or other disposition of our common stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in our common stock. The gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for our common stock is more than one year. A reduced tax rate may apply to individuals with long-term capital gains. The deductibility of capital losses is subject to limitations.
Tax Consequences to Non-U.S. Holders
     This subsection describes material U.S. federal income tax consequences to a non-U.S. holder. If you are not a non-U.S. holder, this subsection does not apply to you and you should refer to “—Tax Consequences to U.S. Holders,” above. Special rules may apply to a non-U.S. holder that is a “controlled foreign corporation,” “passive foreign investment company” or “foreign personal holding company.” A non-U.S. holder that falls within any of the foregoing categories should consult its tax advisor to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to it. Further, this summary does not address all of the special rules that may be applicable to foreign partnerships or partnerships with foreign partners. If you are a partnership holding convertible notes or shares of our common stock, you are urged to consult your own tax advisor concerning the tax, withholding and reporting rules that may apply to you.
Participation in Offer to Convert
     Assuming, as we believe to be the case, that the receipt of shares of our common stock pursuant to the conversion will not be taxable for U.S. federal income tax purposes (see “—Tax Consequences to U.S. Holders—Participation in Offer to Convert” above), a non-U.S. holder will not be subject to U.S. federal income tax on the receipt of shares of our common stock upon converting the convertible notes. However, the Additional Cash received pursuant to the offer to convert will be subject to U.S. withholding tax at a 30% rate (or a lower treaty rate). The cash attributable to accrued interest will not be subject to U.S. federal income tax or a 30% (or a lower treaty rate) withholding tax provided that (1) the interest is not effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S., (2) the non-U.S. holder does not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote, (3) the non-U.S. holder is not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us through stock ownership and (4) either (a) the non-U.S. holder provides its name and address on an IRS Form W-8BEN (or other applicable form) and certifies, under penalties of perjury, that it is not a United States person or (b) a securities clearing organization, bank or other financial institution holding the convertible notes on the non-U.S. holder’s behalf certifies, under penalties of perjury, that it has received an IRS Form W-8BEN (or other applicable form) from the beneficial owner and provides a copy, or in the case of certain foreign intermediaries, satisfies other certification requirements under the applicable Treasury regulations.
     Subject to the discussion below concerning backup withholding, if the receipt of the shares of our common stock and cash pursuant to the offer to convert were instead treated as a taxable exchange for U.S. federal income tax purposes, any gain realized on the conversion of a convertible note pursuant to the offer to convert would not be subject to U.S. federal income tax unless (1) the gain was effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. or (2) in the case of a non-U.S. holder who is an individual, the individual was present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.
Taxation of Distributions on Our Common Stock
     In general, U.S. withholding tax at a rate of 30% will apply to dividends, if any, paid on shares of our common stock acquired pursuant to the offer to convert. If a tax treaty applies, a non-U.S. holder may be eligible for a reduced rate of withholding. Dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the U.S. (and, where an applicable tax treaty so provides, are also attributable to a U.S. permanent establishment maintained by the non-U.S. holder) are not subject to the U.S. federal withholding tax, but instead are subject to U.S. federal income tax, as described below. In order to claim an exemption or reduction in the 30% withholding tax, a non-U.S. holder should provide a properly executed IRS Form W-8BEN (or suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or a properly executed IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S.
Sale or Other Disposition of our Common Stock
     Subject to the discussion below concerning backup withholding, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of shares of our common stock unless (1) the gain is effectively connected with the conduct by the holder of a trade or business in the U.S., (2) in the case of a non-U.S. holder who is an individual, the individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, or (3) our common stock constitutes a U.S. real property interest by reason of our status as a real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the period during which the non-U.S. holder holds shares of our common stock or the five-year period ending on the date on which the non-U.S. holder disposes of shares of our common stock. In general, we would be a U.S. real property holding corporation if the fair market value of our U.S. real property interests equals or exceeds 50% of the fair market value of our U.S. and foreign real property interests and any other of our assets used or held for use in a trade or business. We believe that we are not currently and do not anticipate becoming a U.S. real property holding corporation. However, since the determination of U.S. real property holding corporation status in the future will be based upon the composition of our assets from time to time, we may become a U.S. real property holding corporation in the future. In any event, even if we were to become a U.S. real property holding corporation, so long as our common stock continues to be regularly traded on an established market, a non-U.S. holder would generally not be subject to U.S. federal income tax on the disposition of shares of our common stock under this rule if the non-U.S. holder held (at all times during the shorter of the five-year period preceding the date of disposition or the non-U.S. holder’s holding period) less than five percent of the total outstanding shares of our common stock.
Effectively Connected Income
     If a non-U.S. holder is engaged in a trade or business in the U.S. (and, if a tax treaty applies, if the non-U.S. holder maintains a permanent establishment within the U.S.) and gain realized on the exchange of a convertible note pursuant to the offer to convert, accrued interest on the convertible notes (if any), dividends on our common stock and gains from the sale or other disposition of our common stock are effectively connected with the conduct of such trade or business (and, if a tax treaty applies, attributable to the permanent establishment), the non-U.S. holder will be subject to U.S. federal income tax (but not withholding tax) on the gain, interest and dividends on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, in certain circumstances, a non-U.S. holder that is a foreign corporation may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.
Backup Withholding and Information Reporting
     Unless a holder is an exempt recipient, such as a corporation or a non-U.S. holder, the cash received pursuant to the offer to convert, interest, dividends on our common stock, and proceeds from the sale or other disposition of our common stock may be subject to information reporting and may also be subject to U.S. federal backup withholding at the applicable rate if the holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Exempt recipients, such as corporations or non-U.S. holders, may be required to establish their exempt status in order to avoid backup withholding. In the case of a non-U.S. holder, completion of IRS Form W-8BEN or W-8ECI (discussed above) is generally sufficient to establish exemption. Any amounts withheld under the backup withholding rules may be allowed as a credit against the holder’s U.S. federal income tax liability provided the required information is furnished by the holder to the IRS.

INTERESTS OF DIRECTORS AND OFFICERS
     We are not aware of any of our directors, officers, principal stockholders or affiliates that own convertible notes or will be tendering convertible notes pursuant to the offer to convert. Neither we, nor any of our subsidiaries nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of any of the foregoing, had any transactions in the convertible notes during the 60 business days prior to the date hereof.
FINANCIAL ADVISOR
     Lazard Frères & Co. LLC, referred to in this offering circular as “Lazard,” is providing financial advisory services to us in connection with the offer to convert, and we will pay Lazard $375,000 for their services as financial advisor. We will not pay any commission or other remuneration to Lazard or any other person to solicit tenders of convertible notes in the offer to convert. In the ordinary course of business, Lazard makes markets in various securities and during the offer to convert may hold long or short positions for its account or the accounts of customers in the convertible notes or our common stock.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports and other information with the Commission. These reports and other information can be read and copied at the Commission’s Public Reference Room at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information regarding the Public Reference Room. The Commission maintains an Internet site at http://www.sec.gov that contains reports and information statements and other information regarding issuers that file electronically with the Commission, including us. In addition, our reports and other information can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, at 1735 K Street, Washington, D.C. 20006.
INCORPORATION BY REFERENCE
     The Commission allows us to “incorporate by reference” the documents that we file with the Commission. This means that we can disclose information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this offering circular except to the extent updated and superseded by information contained in this offering circular.
     We incorporate by reference the following documents that we have filed with the Commission:
•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2004;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005;

•	Current Report on Form 8-K filed on April 29, 2005; and

•	Description of our common stock set forth in a registration statement on Form 8-B, filed on August 20, 1997.
     We have provided our Annual Report on Form 10-K, as amended, for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005 with this offering circular, and we will provide, without charge, upon written or telephonic request, a copy of any or all of such other documents that are incorporated by reference into this offering circular. Requests should be directed to: Tarragon Corporation, Attn: Investor Relations, 1775 Broadway, 23rd Floor, New York, NY 10019, Telephone: (212) 949-5000.
     You should rely only on the information contained in or incorporated by reference into this offering circular. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this offering circular is accurate as of the date hereof only. Our business, financial condition, results of operations and prospects may change after that date.
MISCELLANEOUS
     We are not aware of any jurisdiction where the making of the offer to convert is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer to convert is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer to convert will not be made to (nor will tenders be accepted from or on behalf of) the noteholders residing in such jurisdiction.
     Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the offer to convert. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under the caption “Where You Can Find More Information.”

ANNEX A
NOTICE OF CONVERSION

TO:	Tarragon Corporation
c/o U.S. Bank National Association
EP-MN-WS2N
60 Livingston Avenue
St. Paul, MN 55107
     The undersigned registered owner of this 8.00% Senior Convertible Notes due 2009 (this “Note”) issued by Tarragon Corporation hereby irrevocably exercises the option to convert this Note, or the portion hereof (which is $1,000 principal amount or an integral multiple thereof) below designated, into shares of Common Stock in accordance with the terms of the Indenture referred to in this Note, and directs that the shares issuable and deliverable upon such conversion, together with any check in payment for fractional shares and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If shares or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. To the extent provided in the Indenture, any amount required to be paid to the undersigned on account of Interest, if any, accompanies this Note.
Your Name:____________________________________________________________________
     (Print your name exactly as it appears on the face of this Note)
Dated: _____________________________________________________________
Your Signature: ____________________________________________________
     (Sign exactly as your name appears on the face of this Note)
Signature Guarantee*: ______________________________________________
Social Security or other Taxpayer Identification Number: _______________
Principal amount to be converted (if less than all): $______________
Fill in for registration of shares (if to be issued) and Notes (if to be delivered) other than to and in the name of the registered Holder
(Name)
(Street Address)
City, State and Zip Code)
*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).
PLEASE DETACH, COMPLETE AND RETURN THIS NOTICE OF CONVERSION TO THE CONVERSION AGENT ALONG WITH THE LETTER OF TRANSMITTAL PRIOR TO THE EXPIRATION DATE OF THE OFFER TO CONVERT

     Facsimile copies of the letter of transmittal, properly completed and duly executed will be accepted in accordance with the terms of the offer to convert set forth in this offering circular. The letter of transmittal, notice of conversion, certificates for the convertible notes and any other required documents should be sent or delivered by each noteholder or its broker, dealer, commercial bank, trust company or other nominee to the conversion agent at the address set forth below:
The Conversion Agent is:
U.S. Bank National Association
EP-MN-WS2N
60 Livingston Avenue
St. Paul, MN 55107
Attn: Specialized Finance Dept.
Telephone: (800) 934-6802
     Questions regarding the procedures for tendering in the offer to convert or requests for additional offer to convert materials or assistance in tendering your convertible notes may be directed to the conversion agent at its address and telephone number set forth above.
     Questions regarding the terms of the offer to convert may be directed to us at our address and telephone number set forth below. Noteholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer to convert.
Tarragon Corporation
Attn: Investor Relations
1775 Broadway, 23rd Floor
New York, NY 10019
Telephone: (212) 949-5000